UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a‑101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
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THE DAVEY TREE EXPERT COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1500 NORTH MANTUA STREET
KENT, OHIO 44240
330.673.9511

Notice of 2016 Annual Meeting and Proxy Statement

Karl J. Warnke
Chairman and Chief Executive Officer

April 4, 2016

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Company's corporate headquarters in the Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 17, 2016. We hope you will be able to attend.

We will report on our operations at the Annual Meeting of Shareholders, entertain any discussion, vote on the matters identified in this Proxy Statement, and consider other business matters properly brought before the meeting.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to vote, sign and return your proxy card. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

We look forward to seeing you at the meeting.

Sincerely,

/s/Karl J. Warnke
KARL J. WARNKE
Chairman and Chief Executive Officer

THE DAVEY TREE EXPERT COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Davey Tree Expert Company will be held at The Davey Tree Expert Company, Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 17, 2016. The purpose of the meeting is:

1.	To elect as directors the nominees named in this Proxy Statement and recommended by the Board of Directors to the class whose terms expire in 2019.

2.	To hear reports and to transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 17, 2016 are entitled to notice of and to vote at the meeting and any postponement or adjournment thereof.

For the Board of Directors,

/s/Joseph R. Paul
JOSEPH R. PAUL
Secretary

April 4, 2016

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 17, 2016

The Proxy Statement, proxy cards, Notice letter, 2015 Annual Report and
Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at our Internet website at http://www.davey.com.

THE DAVEY TREE EXPERT COMPANY
PROXY STATEMENT
The Board of Directors of The Davey Tree Expert Company requests your proxy for use at the Annual Meeting of Shareholders and at any postponements or adjournments of that meeting. The Annual Meeting of Shareholders of The Davey Tree Expert Company will be held at the Company's corporate headquarters in the Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 17, 2016. This proxy statement is to inform you about the matters to be acted upon at the meeting.
If you attend the meeting, you can vote your shares by ballot. If you do not attend, your shares can still be voted at the meeting if you sign and return the proxy card. Shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted as indicated below:

Proposal	Vote to be Cast
Proposal 1 – Election of nominees for director	FOR THE NOMINEES
You may revoke your previously submitted proxy before it is voted by submitting another proxy card with a later date or by giving notice to us in writing or orally at the meeting. Attending the meeting will not by itself revoke your proxy.
For 2016, we will use the "notice and access" option for the delivery of proxy materials. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders on or about April 4, 2016. Our Proxy Statement, proxy cards, 2015 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2015 will be made available to our shareholders on the same date as the Notice is mailed and may be accessed on our Internet website at www.davey.com under the tab "Corporate Information" at the bottom of the page and then under "SEC Filings." On or about that date, we will begin mailing paper copies of our proxy materials to shareholders who request them. The information on our Internet website is not incorporated by reference into, and is not a part of, this Proxy Statement, and our Internet address is included in this Proxy Statement as an inactive textual reference only.
Our 2015 Annual Report, a copy of the Notice letter, and individual proxy cards will be mailed to our shareholders on or about April 14, 2016. Our corporate offices are located at 1500 North Mantua Street, Kent, Ohio 44240. Our telephone number is 330.673.9511.
Questions and Answers Concerning this Proxy Statement and Proxy Cards

1.	What is a proxy?
It is your legal designation of another person to vote your shares of stock in accordance with the choices marked on your proxy card. That other person is called a proxy. We have designated the persons identified on your proxy card as proxies for the 2016 Annual Meeting of Shareholders.

2.	What is a proxy statement?
It is a document that the Securities and Exchange Commission ("SEC") regulations require us to make available to you when we ask you to sign a proxy card. The proxy statement contains information about the matters to be voted upon at the Annual Meeting, information about our directors and executive officers and other important information, including how to change your vote after you vote your shares.

3.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
If your shares are registered in your name, i.e., you have stock certificates with your name on them, you are a shareholder of record. If your shares are held in the 401KSOP and ESOP Plan in your name, you are a beneficial owner.

4.	What shares are included on the proxy card?
The shares registered in your name as of the record date are included on the white proxy card. The shares held in your name in the 401KSOP and ESOP Plan as of the record date are included on the green proxy card.

5.     What constitutes a quorum for the Annual Meeting?
A majority of the voting power of The Davey Tree Expert Company present in person or by proxy constitutes a quorum for the Annual Meeting.

6.	What is the vote required for each proposal?

Proposal	Vote Required
Proposal 1 – Election of nominees for director
Plurality vote: the nominees receiving the greatest number of "for" votes cast at the Annual Meeting by proxy or by ballot will be elected. A properly executed proxy card marked "withhold" with respect to the election of the nominees will not be voted.

PROPOSAL ONE
ELECTION OF DIRECTORS
Our Code of Regulations provides for the annual election by the shareholders of those directors in the class whose terms in office expire at the Annual Meeting. Our Code of Regulations also provides that the Board of Directors will be divided into three classes consisting of not less than three directors (including vacancies) each whose terms in office will expire in consecutive years. Further, the number of directors may be fixed or changed by the shareholders at any meeting of shareholders called to elect directors at which a quorum is present.
Our Board of Directors is now composed of eight directors and one vacancy, with three directors in the class whose terms expire in 2016, three directors in the class whose terms expire in 2017 and two directors and one vacancy in the class whose terms expire in 2018. Each of our directors serves for a term of three years and until a successor is elected. If the shareholders vote to elect the nominees listed, one vacancy will exist after the Annual Meeting. The Company believes the current directors and the director nominees have the skills and dedication necessary to guide the Company's overall strategic objectives and policies and will not recommend a candidate simply because a vacancy exists. That being said, the Corporate Governance Committee continues to search for a qualified candidate to fill the existing vacancy, but has not identified a nominee at this time.
The nominees for election as directors for the term expiring in 2019, as well as present directors whose terms will continue after the meeting, appear below.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES LISTED.
Present Directors Whose Terms Expire in 2016

William J. Ginn, age 63, has been a director of the Company since 2007. He was named Executive Vice President of The Nature Conservancy, an international nonprofit conservation organization, in 2014, and prior to that was the Chief Conservation Officer. He has also served that organization as its Director of the Global Forest Partnership, Manager of Division Conservation Programs-NEC, and as Senior Advisor to the Asia Pacific Region. Before joining The Nature Conservancy, Mr. Ginn developed one of the first major U.S. companies in the organic recycling area, which was later sold to a Fortune 500 solid-waste management company. He has also taught courses in economics and environment as a visiting faculty member at the College of the Atlantic.

Douglas K. Hall, age 64, has been a director of the Company since 1998. He retired in February 2008 after serving since 1999 as President and Chief Executive Officer of MDA Federal, Inc. ("MDA Federal") (formerly Earth Satellite Corporation), a subsidiary of MDA Corporation, a provider of remote sensing systems and data utilizing geographic information systems ("GIS"). Prior to joining MDA Federal, he was Vice President and Chief Operations Officer of The Nature Conservancy, an international nonprofit conservation organization, from 1996 to 1999. From 1993 to 1996, he served as Assistant Secretary for Oceans and Atmosphere and Deputy Administrator of the National Oceanic and Atmospheric Administration ("NOAA") in the U.S. Department of Commerce. He formerly served as a senior fellow for the World Wildlife Fund in Washington, D.C.

John E. Warfel, age 67, has been a director of the Company since 2008. Mr. Warfel is owner of Warfel Group, Inc., dba Action Coach, a business coaching firm helping business owners with their strategies and results, and is also currently President of Warfel Enterprises, LLC, a consulting company. He had been President of Westfield Financial Corporation, a diverse group of financial services and related companies operating in the United States and Canada and a member of Westfield Group, from 2002 until his retirement in 2008. Prior to joining Westfield Financial Corporation, he was Vice Chairman and President of Oswald Companies, a large regional insurance firm, from 1975 to 2002. He is past President of the Insurance Board of Greater Cleveland, a member of national and local chapters of Property and Casualty Underwriters, past Vice President of the Ohio ESOP Association, past member of the Board of Trustees of Assurex Global, past Chairman of Employees Resource Council, and past board member and Secretary/Treasurer of the National American Heart Association.

Present Directors Whose Terms Expire in 2017

Patrick M. Covey, age 52, has been a director of the Company since 2014 and with the Company since 1991. He has been Chief Operating Officer since February 2012 and was elected President in March 2016. Mr. Covey was previously appointed to Executive Vice President, Operations in 2007. Prior to that, Mr. Covey served as Vice President and General Manager of the Davey Resource Group and as Vice President, Southern Operations, Utility Services. Mr. Covey has also held various managerial positions with the Company including Manager of Systems and Process Management and Administrative Manager, Utility Services. Mr. Covey holds a bachelor of business administration degree in accounting and finance from the University of Wisconsin - Madison and is a certified public accountant. He is a board member of Environmental Design, Inc., a tree and landscape company headquartered in Texas and is a member of the Board of Trustees for the Arbor Day Foundation.

J. Dawson Cunningham, age 69, has been a director of the Company since 2005. He was Executive Vice President and Chief Financial Officer of Roadway Corporation ("Roadway"), an over-the-road truck transport operation, from 1998 until his retirement in 2003. Prior to that, he held various positions as an officer of Roadway beginning in 1986. Mr. Cunningham previously served as Co-Chairman of the Board of Trustees, New York State Teamsters Council Health and Hospital Fund and Conference Pension and Retirement Fund, having served as a trustee since 1992, and was a trustee of the New England Teamster and Trucking Industry Pension Fund from 1996 until January 2007. He served as a member of the Board of Trustees of Akron General Health System, serving as Chairman from 1998 to 2003. He is also a past member of the board of directors of the American Red Cross and Junior Achievement.

Sandra W. Harbrecht, age 66, has been a director of the Company since 2008. She has been President and Chief Executive Officer of Paul Werth Associates, a public relations firm, since 2008 and was President since 1985. Prior to that, she was a Credit Analyst for Bank One, Columbus NA and also an educator for ten years in the Worthington City School system. She is past Chair of the Board of Trustees for Kent State University and serves on the Dean's Advisory Councils for the Fisher College of Business and the College of Engineering at The Ohio State University. She is also the past Chair of Experience Columbus and a former board member of the Columbus Chamber of Commerce, an accredited member of the Public Relations Society of America, a past chair of the Society's Counselors Academy and a founding member of the Council of Public Relations Firms. Ms. Harbrecht also serves as a director on the board of the Motorists Mutual Insurance Company, a regional insurance firm.

Present Directors Whose Terms Expire in 2018

Donald C. Brown, age 60, became a director of the Company in March 2016. He has been Executive Vice President, Finance and Administration, and CFO of FedEx Freight, a North American freight shipping company, since 2008. Before joining FedEx Freight as Senior Vice President and CFO in 2001, he held financial management positions at FedEx Corporation, FedEx Corporate Services and FedEx Logistics. His prior affiliations include Caliber System, Inc., Roadway Services, Inc. and Ernst & Young. He is a member of the Board of Advisors for Miller Transfer & Rigging, and is a past member of the Board of Directors of the Memphis Development Foundation. Mr. Brown is a graduate of Kent State University where he serves on the College of Business Administration National Advisory Board, and was recognized in 2014 as a Distinguished Athletic Alumnus.

Karl J. Warnke, age 64, has been an officer of the Company since 1988 and a director of the Company since 2000. He became Chairman of the Board on May 20, 2009. He was President and Chief Operating Officer from 1999 through December 31, 2006, President and Chief Executive Officer since January 1, 2007, and continues to serve as Chief Executive Officer since March 2016. Prior to that, Mr. Warnke was Vice President and General Manager of Utility Services from 1988 and was named Executive Vice President of the Company from 1993 to 1999. Mr. Warnke is a member of the Conference Board's Executive Council for Mid-Cap Companies, a member of the executive committee of the Greater Akron Chamber Board of Directors, and a vice chair of the Board of Trustees for the Ohio Chapter of The Nature Conservancy. He is a director and audit committee member of the Wikoff Color Corporation, which provides specialty inks throughout the U.S. and select foreign countries.

Experience, Qualifications and Skills of the Members and Nominees of the Board of Directors
Directors are responsible for overseeing our business strategy and objectives consistently with their fiduciary duties to shareholders. The Board believes that each director and nominee for director has unique and valuable individual skills and experience that, when taken as a whole, promote the overall management of the Company for the benefit of our shareholders. Moreover, the individual qualifications, accomplishments and characteristics of each of our directors and nominees for directors provide us with the variety and depth of knowledge, diversity, judgment and vision necessary to provide effective oversight in guiding our affairs and direction.
We believe that each director and nominee for director has qualified experience in a variety of fields, including services delivery, industry, transportation, governmental, regulatory, nonprofit, education, and environmental protection, each of which we believe provides valuable knowledge and insight concerning various elements of our business.
All directors play an active role in overseeing our business, both at the Board and Committee level. The directors and nominees for directors have demonstrated leadership skills in managing business risk and in various aspects of business, government, education and philanthropy, which contributes significantly to fulfilling their responsibility to us and to our shareholders.

In addition to the biographical information presented above for each director, the following outlines additional experience and qualifications of our directors that we believe makes each person uniquely qualified to serve on our Board of Directors at this time.
Individual Qualifications
Mr. Ginn

•	Extensive experience in environmental conservation, most notably in sustainability, recycling and forest conservation

•	Undergraduate and graduate work in human ecology and landscape architecture

•	Well-versed in the various aspects of starting, managing, and selling a successful recycling business

•	Executive-level management experience
Mr. Hall

•	Extensive experience in business leadership, financial management and financial audit

•	Well-versed and experienced in environmental policy

•	Significant involvement in human resource and corporate management

•	Experienced in mergers and acquisitions and strategic planning
Mr. Warfel

•	Over forty-years executive experience in sales, marketing, and growing companies, including significant experience with acquisitions and their "integration"

•	Extensive and significant experience in property and casualty insurance, as well as risk management

•	Business owner, including current ownership of consulting entities, with expertise in succession planning and leadership transitions in small and large companies

•	Financial acumen and experienced with Employee Stock Ownership Plans ("ESOP")
Mr. Covey

•	Twenty-four years of experience in the Company with involvement in all U.S. operations and various administrative groups

•	Board member experience with nonprofit and professional organizations

•	Financial auditing experience with a large national accounting firm and the Company

•	Extensive involvement in all aspects of mergers, acquisitions and strategic partnerships
Mr. Cunningham

•	Executive-level experience with a service-based over-the-road transportation public company

•	Chief financial officer with responsibility for internal and external financial reporting, including filings with the SEC

•	Executive-level responsibility for corporate-wide human resources, including compensation, benefits, and policy

•	Fifteen years of experience as a CPA with a large international accounting firm and experienced in mergers and acquisitions
Ms. Harbrecht

•	Extensive experience in business marketing, advertising, promotion, public relations and communications

•	Experienced as an educator guiding and facilitating student learning

•	Significant involvement in college advisory boards and councils

•	Over twenty-five years of executive-level experience
Mr. Brown

•	Twenty-five years of executive experience with transportation companies involved in freight and parcel delivery services

•	Extensive experience with internal and external financial reporting, including filings with the SEC and interactions with audit committees

•	Thirteen years of experience as a CPA with a large international accounting firm concentrating on financial audit services and acquisitions

•	Executive level responsibility for risk management and human resources

Mr. Warnke

•	Forty-two year career in the horticulture, arboriculture, landscape and environmental science industry

•	Board member for multiple nonprofit and professional organizations for over twenty years

•	Extensive experience in business management, strategic plan development, sales, production, and management of multiple services and subsidiary companies in the United States and Canada

•	Twenty-seven years of executive-level leadership in the Davey Company and subsidiaries. Also serves as a director for a multinational employee-owned ink manufacturing company
CORPORATE GOVERNANCE
Director Selection Process
We believe the Board should represent a broad and diversified spectrum of experienced and qualified individuals who are able to contribute to our success. The Corporate Governance Committee is responsible for the review of and recommendation to the Board of Directors nominees for election as directors. The Committee works with the full Board to develop criteria for open Board positions, taking into account the factors that it deems appropriate. These factors may include identifying a nominee whose array and diversity of talents, experiences, qualifications, personal attributes, and skills would complement those already represented on the Board; the level of independence from us; our current needs, business priorities, objectives and goals; and the need for a certain specialized expertise. In applying these criteria, the Committee considers a candidate's general understanding of elements relevant to the success of a service company in the current business environment, the understanding of our business and our risk factors, senior operating experience with a service company, public company, or other organizations, a broad understanding of and direct experience in corporate business and service delivery, as well as the candidate's educational and professional background. The Board believes that diversity of professional experience, professional training and personal accomplishments are important factors in determining the composition of the Board. The Committee considers candidates suggested by other Board members, management and shareholders. The Committee may also retain a qualified independent third-party search firm to identify and review candidates.
Once a prospective nominee has been identified, the Committee will make an initial determination as to whether to continue with a full review and evaluation. In making this determination, the Committee will take into account all information provided to the Committee, as well as the Committee's own expertise and experience. The Committee will then consider the potential candidate to ensure he or she has exhibited the criteria that the Committee has established for the position.
Our newly appointed Director, Mr. Donald C. Brown, was identified by the Corporate Governance Committee as a nominee based on his vast experience in financial reporting and accounting administration, as well as having an extensive understanding of operations and human resources. Additionally, he met the criteria of working for an extended period of time with a publicly traded, large-cap company.
If the prospective nominee passes the preliminary review, members of the Committee, as well as other Board members as deemed appropriate, will interview the nominee. Upon completion of this process, the Committee will confer and make a recommendation to the Board. The Board, after reviewing the Committee's report, will make the final determination whether to nominate the candidate. Selection for persons identified to be appointed to a Board position will be conducted in the manner described above. Any shareholder who desires to recommend a prospective nominee for the Board should notify our Corporate Secretary in the manner described below in "Shareholder Nominations for Director."
Shareholder Nominations for Director
Shareholders may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Code of Regulations, as may be amended from time-to-time. A copy of our Code of Regulations is available to any shareholder who makes a written request to the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
A shareholder may nominate one or more candidates for election as a director by, not less than 30 days prior to the meeting at which the directors are to be elected, notifying our Corporate Secretary of his or her intention to make the nomination. The shareholder must provide us with all of the information about each of the candidates so nominated as would be required under the rules of the SEC to be included in a proxy statement.
Any submission should include details regarding the qualifications of the recommended candidate and other pertinent information. Director nominees should have high professional and personal ethics and values, requisite experience and background, and must be able to represent the interests of the shareholders, as well as meet the criteria set by the Corporate

Governance Committee. Further, a nominee must have the time and desire to meet their duties and responsibilities effectively and have the potential to contribute to the effectiveness of the Board of Directors.
Shareholders may submit nominations in writing by sending such submission to Corporate Secretary, The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
Independence
The Board reviews, at least annually, director independence. As part of that review, the Board considers transactions and relationships between each director and any member of his or her family and the Company and its subsidiaries and affiliates. All such relationships are reported under the heading "Transactions with Related-Persons, Promoters and Certain Control Persons" in this Proxy Statement. The purpose of this review is to determine whether any relationships or transactions existed or exist that could be considered inconsistent with a determination that the director is independent. Although our common shares are not listed on the New York Stock Exchange ("NYSE") or any other exchange, with respect to determining if a director or a director nominee is independent, we use the same definition of independence as used by the NYSE, a national securities exchange.
As a result of their most recent review, the Board determined that the following Directors have been identified as being independent: Mr. Brown, Mr. Cunningham, Mr. Ginn, Mr. Hall, Ms. Harbrecht, and Mr. Warfel. No director has been identified as a lead independent director. Mr. Warnke, our Chairman and Chief Executive Officer, and Mr. Covey, our President and Chief Operating Officer, are not deemed to be independent directors.
The Company also determined by due inquiry that no director has a relationship with our principal independent auditor, Ernst & Young LLP, that could be considered inconsistent with a determination that the director is independent.
Committees of the Board of Directors; Attendance
Compensation Committee
The present members of the Compensation Committee are Messrs. Cunningham (Chair), Ginn, Hall, and Warfel. The Compensation Committee, which is composed entirely of independent directors, as that term is defined by the NYSE, recommends to the Board of Directors the salaries and other compensation of our executive officers and supervises the administration of our benefit programs. As more fully set out in the "Compensation Discussion and Analysis" in this Proxy Statement, the Compensation Committee does not delegate its authority to set compensation; however, the Board does review recommendations from our Chief Executive Officer regarding the compensation of other officers. Furthermore, the Committee periodically retains outside consultants to review and discuss compensation and benefit plans. The Compensation Committee met three times in 2015.
When utilized, the outside consultants are provided with specific instructions relating to the research to be performed. Once engaged to conduct a salary and bonus-level review, the consultants are directed to compare our plans with those of companies of similar size and in similar industries. Similarly, the consultants are directed to compare and contrast benefit plans that are applicable to private and public companies of similar size and with similar governance structures. Findings by the consultants are reviewed by the Committee and with the full Board, which then makes the final decisions regarding compensation. The Committee directed the executive officers to engage Pay Governance LLC ("Pay Governance") in 2013 to review the material features of our compensation structure, which was completed in 2014, and to update the study in 2015. The Compensation Committee considered the results of these reviews and in 2015 made adjustments to the compensation structure as outlined in the "Compensation Discussion and Analysis" beginning on page 11.
Pay Governance has not provided other professional services to date, including advice related to our insurance and employee benefit programs. In 2015, we paid Pay Governance $29,600 for compensation analysis and review services. In order to perform the services that are required of them, Pay Governance does have access to certain confidential information about us; however, they do not participate in the final strategic decision-making process. Further, Pay Governance is compensated on a fee-based structure and no portion of any payment made to them is dependent upon achieving a certain result or is otherwise commission-based.
No director has been identified as having a relationship that requires disclosure as a compensation committee interlock.

Audit Committee
The present members of the Audit Committee, all of whom meet the independence requirements under the NYSE's listing standards and SEC rules, are Messrs. Cunningham, Ginn, Hall (Chair), and Ms. Harbrecht. It is anticipated that Mr. Brown will become a member of the Audit Committee. The Board has determined that Messrs. Brown and Cunningham qualify as audit committee financial experts pursuant to the SEC's rules. The Audit Committee met two times in 2015. In addition, the Chair and members met with management and the independent auditors by teleconference four times in 2015.
The Audit Committee assists the Company's Board of Directors in fulfilling its oversight responsibilities relating to: the integrity of the Company's financial statements and financial reporting process; the Company's systems of internal accounting and financial controls; the performance of the Company's internal and independent auditors; the independent auditors' qualifications and independence; and the Company's compliance with ethics policies and legal and regulatory requirements. Specifically, the Audit Committee oversees the appointment, engagement, compensation, termination and oversight of the Company's independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of the Company's annual audit, overseeing the independent auditors' audit work, reviewing and preapproving any audit and nonaudit services that may be performed by the Company's independent auditors, reviewing with management and the Company's independent auditors the adequacy of the Company's internal control over financial reporting and disclosure controls, and reviewing the Company's critical accounting policies and the application of accounting principles.
In addition, the Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control over financial reporting or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee's role also includes meeting to review the Company's annual audited financial statements and quarterly financial statements with management and the Company's independent auditors. The Audit Committee annually reviews the independence and performance in connection with any determination of whether to retain the independent auditor or engage another firm as our independent auditor. In the course of these reviews, the Committee considers, among other things, the historical and recent performance, and an analysis of known legal risks and significant proceedings.
Corporate Governance Committee
The present members of the Corporate Governance Committee are Messrs. Covey, Warfel (Chair), Warnke and Ms. Harbrecht. It is anticipated that Mr. Brown will become a member of the Corporate Governance Committee. Messrs. Brown and Warfel and Ms. Harbrecht are independent directors who meet the NYSE independence standards. The Corporate Governance Committee screens and recommends candidates for election as directors and recommends committee members and committee chairpersons for appointment by the Board of Directors. The Committee will consider nominees for the Board of Directors recommended by our shareholders. The Committee also conducts annual performance evaluations of the committees of the Board. The Corporate Governance Committee met two times in 2015.
General
Nonindependent directors may not serve on the Compensation or Audit Committee. Independent directors generally serve on at least two committees.
The Board met five times in 2015. All incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served during the period that they served. We encourage our directors to attend the Annual Meeting of Shareholders. In 2015, all directors attended the Annual Meeting of Shareholders.
The charters of the Compensation, Audit and Corporate Governance committees are available on the Company's website at www.davey.com under the tab "Corporate Information," at the bottom of the page then under "Board Committee Charters," or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
Role of the Board in Risk Oversight
The Board recognizes that it is neither possible nor prudent to eliminate all risk, and that in order to remain competitive, certain risk-taking is an essential element of every business decision and part of our business strategy. However, the Board also understands that within any business framework, steps must be taken to properly safeguard the assets of the Company, implement and maintain appropriate financial and other controls, and ensure that business is conducted sensibly and in compliance with applicable laws and regulations and proper governance.

Assessing and managing risk is the responsibility of management. It is the responsibility of the Board of Directors to oversee risk management. As part of this responsibility, the Board oversees and reviews certain aspects of our risk management efforts. For example, the Board requires that an annual overall assessment of risk be performed and has delegated this oversight of the process to the Audit Committee. This enterprise-wide risk management assessment is designed to review and identify potential events that may affect us, including cybersecurity risks, manage risks within our risk profile and provide reasonable assurance regarding the achievement of our objectives. The Audit Committee reviews and discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and risk management policies.
We are aware that cybersecurity is an integral part of our risk analysis and discussions. While all entities are at some risk of a cybersecurity attack, the Company has taken steps deemed appropriate by the Company to detect and limit the severity of a cybersecurity attack. These measures include, among other things, robust password requirements, firewalls, and limiting access to sensitive information. To date, the Company is not aware of any successful system-wide cybersecurity attack. The Company maintains employee and customer information and has developed contingency plans, but has not developed a system-wide cybersecurity attack cost matrix.
Company representatives meet annually in executive session with the Audit Committee. The General Auditor and the Chief Financial Officer review with the Audit Committee each year's annual internal audit plan, which focuses on significant areas of financial, operating, and compliance risk. The Audit Committee also receives regular reports from management on the results of internal audits.
In addition, each year our management team conducts an assessment of potential risks facing us and reports their findings to the Audit Committee. Risks are rated as to severity and the likelihood of threat, and management outlines the mitigation efforts associated with each risk. To the extent management identifies mitigation efforts that were not in place, management identifies the initiative to address the particular situation. The Audit Committee then reports these findings to the full Board to assist in its oversight of risk. Moreover, in 2014, our management team completed a risk assessment consistent with the framework in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsorship Organizations of the Treadway Commission ("COSO 2013").
As further described under "Compensation Risk Analysis," the Compensation Committee is responsible for the oversight of risks relating to employment policies and our compensation and benefits arrangements. To assist in satisfying these oversight responsibilities, the Committee may retain a compensation consultant and meets regularly with management to understand the financial, human resource and shareholder implications of compensation decisions that are made by the Board. The philosophy, process and rationale the Compensation Committee utilized as part of its responsibilities is discussed in detail in the "Compensation Discussion and Analysis" included in this Proxy Statement beginning on page 11.
Board Leadership
Mr. Warnke is the Chairman of our Board of Directors and Chief Executive Officer. Our Board has the authority to choose its chairman in any way it deems best for us at any given point in time. Historically, we have combined the positions of chief executive officer and chairman. We believe this is appropriate because we are an Employee Stock Ownership Plan ("ESOP") company, and combining the chairman and chief executive officer positions gives our employee-owners a clear leader and improves efficiencies in the decision-making process. We believe we have greatly benefited from having a single person setting our tone and direction, and having primary responsibility for managing our operations. This structure has also allowed the Board to carry out its oversight responsibilities with the full involvement of our independent directors. To date, the Board's role in the oversight of risk assessment has not caused it to identify any changes to the current leadership structure. However, our Board believes there is no single leadership structure that would be most effective in all circumstances and, therefore, retains the authority to modify our leadership structure to best address our circumstances as and when appropriate.
Corporate Responsibility
We understand our corporate responsibility is to maintain shareholder value through continued economic sustainability. In fulfilling this responsibility to our shareholders, substantially all of whom are current or past employees or immediate family members or trusts of current or former employees, we are cognizant that economic sustainability is multifaceted. We understand that one facet relates to our environmental stewardship. As outlined in our 2014 Corporate Responsibility Report, which was published in 2015, we respect the connection between our services and our impacts on employees, clients, the natural environment and communities. We also have an Environmental Policy, which is available on our website at www.davey.com under the tab "Corporate Information" at the bottom of the page, then under "Corporate Policies." We will continue to monitor our activities as a responsible corporate citizen and will continue to review our business practices in light of our corporate responsibility.

Communicating Concerns to Directors
We have established procedures to permit communications with the Board of Directors regarding the Company. Interested parties may communicate with the Board of Directors by contacting the Chairman, the chairs of the Audit, Compensation and Corporate Governance Committees of the Board, or with any independent Director by sending a letter to the following address: The Davey Tree Expert Company, Corporate Secretary, 1500 North Mantua Street, Kent, Ohio 44240.
An interested party may also communicate concerns through other mediums as set forth in our Whistleblower Conduct Reporting Policy. A copy of our Whistleblower Conduct Reporting Policy is available on our Company's website at www.davey.com under "Corporate Policies," or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
All communications directed to our Board of Directors or Board Committees are reviewed and communicated with the appropriate Board member or members.
Business Conduct Policies
We have a Code of Ethics that applies to all of our employees and directors and we have a Code of Ethics for Financial Matters that applies to all employees and directors, but particularly those who oversee the preparation of our financial statements. The policies are available at our website, www.davey.com under the tab "Corporate Information" at the bottom of the page then under "Corporate Policies," or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
Transactions with Related-Persons, Promoters and Certain Control Persons
Our Board of Directors has adopted a written policy regarding related-party transactions. Under that policy, all transactions with or involving a related-person must be disclosed to and approved in advance by the Corporate Governance Committee. Further, each officer and director is requested, on an annual basis, to confirm the existence of any related-person transaction. Even if disclosed, each such transaction must have a legitimate business purpose and be on terms no less favorable than that which could be obtained from unrelated third parties. Related-party transactions are considered when determining if a director is deemed to be an independent director.
In 2015, no executive officer, director or director nominee was indebted to us or was a party to any transaction in which any related-person will have a direct or indirect material interest. Further, no related-person has proposed such a transaction. For purposes of this discussion, a related-person is a director, a nominee for director, an executive officer, an immediate family member (including nonrelated-persons sharing the same household) of any of these persons, or any entity controlled by any of these persons.
OWNERSHIP OF COMMON SHARES
The following table shows, as of March 17, 2016, the number and percent of our common shares beneficially owned by each nominee, director, and officer listed in the "2015 Summary Compensation Table," and all directors and officers as a group.

Name	Number of Shares (1)(2)(3)(4)	Percent(2)(5)
Karl J. Warnke	492,606	3.70%
Donald C. Brown	—	—%
J. Dawson Cunningham	18,095.14%
William J. Ginn	5,726.04%
Douglas K. Hall	44,627.34%
Sandra W. Harbrecht	22,706.17%
John E. Warfel	8,959.07%
Patrick M. Covey	56,033.42%
Joseph R. Paul	36,817.28%
Steven A. Marshall	126,726.95%
James F. Stief	182,401	1.37%
21 directors and officers as a group, including those listed above (6)	1,420,784	10.67%

(1)
Other than as described below, beneficial ownership of the common shares listed in the table is comprised of sole voting and investment power, or voting and investment power shared with another person.

(2)
Includes shares allocated to individual accounts under our 401KSOP and ESOP Plan for which the following executive officers have sole voting power as follows: Mr. Warnke, 48,373 shares; Mr. Covey, 5,372 shares; Mr. Paul, 2,931 shares; Mr. Marshall, 62,957 shares; Mr. Stief, 25,367 shares; and 274,811shares by all officers as a group.

(3)
These numbers include the right to purchase common shares on or before May 16, 2016 upon the exercise of outstanding stock options: Mr Warnke, 3,400 shares; Mr. Covey, 15,600 shares; Mr. Paul, 9,600 shares; Mr. Marshall, 27,800 shares; Mr. Stief, 10,000 shares; and 133,471 common shares by all directors and officers as a group. These numbers also include the right to purchase common shares on or before May 16, 2016 upon the exercise of outstanding stock appreciation rights: Mr. Warnke, 27,507 shares; Mr. Covey, 11,591 shares; Mr. Paul, 4,523 shares; Mr. Marshall, 9,441 shares; Mr. Stief, 6,151 shares; and 96,490 common shares by all directors and officers as a group, and the right to purchase common shares on or before May 16, 2016 upon the exercise of Stock Rights under the Stock Subscription program; Mr. Warnke, 1,112 shares; Mr. Covey, 208 shares; Mr. Paul, 836 shares; Mr. Marshall, 832 shares; Mr. Stief, 313 shares and 12,321 common shares by all directors and officers as a group.

(4)	Of the shares listed, the following number of shares were pledged as security: 36,614 shares by all directors and officers as a group.

(5)
Percentage calculation based on total shares outstanding plus the options and rights exercisable by the respective individual on or before May 16, 2016, in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended.

To our knowledge, as of March 17, 2016, no person or entity was an owner, beneficial or otherwise, of more than five percent of our outstanding common shares. Argent Trust Company, trustee of the 401KSOP and ESOP Plan, 1100 Abernathy Road, 500 Northpark, Suite 550, Atlanta, GA 30328, had, as of March 17, 2016, certain trustee-imposed rights and duties with respect to common shares held by it. The number of common shares held in the 401KSOP and ESOP Plan as of March 17, 2016, was 3,785,447, or 28.48% of our outstanding common shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the SEC. Currently, we file these reports on behalf of our directors and executive officers. Based on our review of these reports, we believe during the year ended December 31, 2015, except as follows, all reports were timely filed. The Form 4 for the exercise of nonqualified stock options for Ms. Thea Sears, filed on May 15, 2015, was inadvertently filed late.
COMPENSATION DISCUSSION AND ANALYSIS

I.	Executive Summary
The Compensation Discussion and Analysis section of the Proxy Statement provides the Company's shareholders with an overview of the major elements of the Company's executive officer compensation plans and programs, as well as the principles and factors that are considered in making compensation decisions.
The members of the Compensation Committee of the Board of Directors ("we" or "us" as used in this Compensation Discussion and Analysis), which is composed entirely of independent, nonemployee directors, assist the Board of Directors ("Board" or "Board of Directors") in carrying out its responsibilities for management succession matters, for developing, approving and administering the Company's executive officer incentive and benefits programs, for establishing the base salary for the Chief Executive Officer, and for recommending director compensation. In this role, we are careful to align executive officer compensation with the interests of the Company's shareholders, review all proposed compensation programs and program changes, and discuss recommendations with the full Board for final approval.
The following discussion relates to the compensation of the Company's Named Executive Officers or "NEOs." For 2015, the Company's NEOs include Karl J. Warnke, Principal Executive Officer ("PEO"), Joseph R. Paul, Principal Financial Officer ("PFO"), and the other executive officers named in the "2015 Summary Compensation Table" in this Proxy Statement.

II.	2015 Financial Performance Overview and Highlights
Despite the continued restrained growth in the U.S. economy as a whole, the Company maintained its growth strategy and achieved record-setting revenues and operating profit in many of the Company's divisions and subsidiaries. Specifically, in 2015 the Company:

•	Generated cash flow from operating activities of $62,689,000 (as set forth on page F-7 in the Company's Form 10-K for the fiscal year ended December 31, 2015);

•	Achieved operating profit, as defined in our description of operating profit on page 15, of $54,177,000 or 6.6%;

•	Realized return on average invested capital of 17.31%;

•	Increased revenues by $31,993,000, or a 4.1% increase over 2014 revenues;

•	Completed multiple business acquisitions in strategic geographic regions and markets; and,

•	Continued to implement the Company's Vision 2020 growth and value strategy.
Except for operating profit, all financial results noted above are based on the Company's audited financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). Operating profit is defined above and is discussed under the Annual Incentive Compensation Plan caption in Section IV of this Compensation Discussion and Analysis.

III.	Philosophy and Elements of Executive Compensation Structure and Components
Compensation Philosophy and Structure
Our compensation philosophy is to drive and support the Company's business goals by recognizing the attainment of measurable performance and the achievement of approved goals and objectives. In addition, we regularly assess whether the Company's compensation structure establishes appropriate incentives for management and employees, and validate that awards are made with due consideration of balancing risks and rewards.
The Company's compensation programs are designed to reward employees for producing sustainable growth for the Company's shareholders and to attract and retain qualified and experienced talent. A significant part of the compensation for senior executives is tied to Company performance or achievement of certain goals and, therefore, is not guaranteed. If the Company or an executive fails to perform within established parameters for a given fiscal year, incentive compensation may be changed, reduced or eliminated.
The main objectives of the compensation programs are to: attract and retain qualified personnel; reward personnel for achieving recognized goals and objectives; generate a fair return to shareholders on their investment; and do so in a way consistent with the Company's culture, business objectives and employee ownership structure. In order to meet these objectives, we design the Company's compensation programs such that shareholders' interests are advanced before we approve any incentive payments to the executive officers. To the extent that the efforts of the executive officers result in higher earnings and enhanced shareholder value, we believe the officers should be rewarded. As a result, we intend for the compensation programs to create a significant incentive to properly manage the Company, which in turn will create long-term benefits for the shareholders without encouraging the taking of excessive risks that could be detrimental to the growth of the Company or the interests of the shareholders.
Our executive compensation program provides a balanced mix of salary, incentive bonuses and equity awards. By creating a program that includes both long- and short-term goals and targets, we believe that each element of the overall program, comprised of base salary, annual cash incentive plan awards, and longer-term stock options, stock appreciation rights, and performance-based restricted stock unit grants, complements and rewards annual performance as well as ensures long-term viability, growth and shareholder value. Conversely, in order to reduce the risk of focusing on too narrow a result, currently no portion of an award under the compensation programs is based solely on an increase in the Company's stock price. Further, no award is grossed-up or otherwise adjusted to account for its tax consequences and the calculation of awards under the programs is established based on U.S. GAAP financial measures consistent with our audited financial statements. Additionally, to retain and attract qualified executive and management talent, the Board has approved several retirement benefit plans.
We understand that compensation programs should be designed to reduce the opportunity for participants to take unnecessary risks to the detriment of the shareholders or the Company's future viability in order to achieve identified performance targets. We have designed the executive compensation programs to address these risks and minimize the opportunity for any individual to manipulate or undermine the programs. We have accomplished this by tailoring the programs to incorporate objective features. These features include plan and targeted objectives that are set in advance and reviewed periodically by the Board, annual bonus-based calculations, and goals and responsibilities set jointly by us with input from the PEO and as approved by the Board. The objectives include operating profit, return on invested capital, management succession planning, and profitable sales growth. Further, the Board reviews and approves all executive bonus payments. We implemented these programs before the latest economic turbulence and in doing so avoided the complications experienced by others during the initial financial turmoil and extended economic stagnation. Thus, after the initial downturn and during the continued slow economic recovery, the Board determined, except as indicated in this discussion, no significant material changes were necessary to preserve the integrity of the programs.
Role of Independent Compensation Consultants
The Compensation Committee has the authority to, and we do, periodically retain outside consultants to assess the adequacy and fairness of the Company's compensation programs. We also meet frequently with the PEO to obtain management's recommendations on compensation issues; however, Company management personnel are not involved in approving executive compensation programs. In 2013, we instructed the Company to retain Pay Governance, an independent consulting firm, to provide an updated review and guidance of the officer compensation structure. This study was completed and reviewed in 2014, and was updated and reviewed again in 2015.
Results of 2014 Shareholder Vote on Executive Compensation
In 2014, the Company's shareholders approved, on an advisory, nonbinding basis, the compensation of the NEOs by an overwhelming majority (the so called "say-on-pay" vote). Specifically, as a percentage, 96.4% of the shares voted were to approve the compensation. Given the strong level of shareholder support, the Board of Directors determined that no material changes to the Company's compensation plans were necessary as a result of the 2014 say-on-pay vote. Nonetheless, as has been our practice, we regularly evaluate these plans and recommend changes, as we deem appropriate. The Board of Directors and the Compensation Committee value the opinions of the Company's shareholders and will continue to evaluate any concerns raised by the shareholders regarding executive compensation.
At the 2014 annual meeting, the Company's shareholders also cast an advisory vote to review executive compensation every three years. Thus, the next say-on-pay vote on the NEO compensation and the next advisory vote on the frequency of say-on-pay votes will occur at the 2017 Annual Meeting of Shareholders.
Although both of these shareholder votes are on an advisory, nonbinding basis, we consider the results to be a strong affirmation of the actions taken by the Board of Directors in establishing the compensation plans for the NEOs and will continue to monitor the shareholders' opinions regarding executive compensation.

IV.	Executive Compensation
Elements of Executive Compensation
The Compensation of the NEOs outlined in the Proxy Statement is a combination of realized and realizable pay. We define realized pay as compensation that is actually awarded to an NEO, or paid on that NEO's behalf, as a result of the performance or achievement of certain goals and objectives for a given year. We define realizable pay as the potential value of future payments that may be awarded over a specific period of time in the future. The Company is required to value realizable pay, even though it is not yet available to the NEO, at a specific point in time, either at the time of the potential award or as of the end of the fiscal year. Depending on a number of factors, including the long-term increase in shareholder value, these contingent future payments may be more or less than the value assigned to these awards in this Proxy Statement.
The compensation plans discussed in the Proxy Statement, as well as their category, are as follows:

Realized Pay	Realizable Pay
Base Salary	Stock Options
Supplemental Bonus Plan	Stock Appreciation Rights
Annual Incentive Compensation Plan	Qualified Retirement Plans
Perquisites	Nonqualified Retirement Plans
Restricted Stock Units
Performance-Based Restricted Stock Units

Performance and Pay
We believe our executive officer compensation programs are closely aligned with the interests of the Company's shareholders. Among other things, as discussed more fully in the Annual Incentive Compensation Plan caption of this Section, a significant portion of a NEOs' annual pay is comprised of the annual management incentive compensation plan calculation. The weighting toward management incentive compensation plan payments is designed to link a substantial percentage of the NEOs' pay to goal achievement and Company performance. Moreover, the long-term incentives are performance-based, reflect competitive market levels and practices, and focus executives on the longer-term financial performance and strategic development of the Company.
For 2015, the objectives included goals related to revenues, operating profit, growth, acquisitions, and management succession. With regard to these objectives, in 2015 the Company's sales were a record high and increased 4.1% over the prior year. Operating profit in 2015 was $54,177,000 and the Company achieved an operating profit percentage of 6.6%. Moreover, the Company completed multiple acquisitions and each NEO was engaged in the management succession planning both with the assistance of the Board of Directors and with other officers and managers of the Company.
Each element of the NEOs' compensation, including additional information regarding the alignment of pay and performance for each program, is discussed in more detail below.
Base Salaries
We pay executive officers a base salary that generally is near 90% of the market "midpoint" for similar positions at companies that are approximately the same size and complexity. Although we have not established a unique peer group for compensation competitiveness studies, we periodically retain Pay Governance, an independent compensation consulting firm, to determine the adequacy of base salaries, as well as all other compensation of the Company's executive officers. Further, even though annual base salary adjustments are not directly tied to a benchmark or other predetermined formula, we utilize Pay Governance to review market data as part of its evaluation process. We engaged Pay Governance to review compensation in 2013, which was completed and reviewed by us in 2014, and again in 2015, which was completed and reviewed by us in December 2015.
We evaluate the PEO based on the Company's annual performance, as well as other performance objectives as established by us, including demonstrated capabilities, achievement of results, and development of management employees. These other objectives can and do change annually and may incorporate such things as management succession activities, board governance issues and other objective and individual measures of significance to us. As noted above, for 2015 these measures included meeting a specified operating profit target, achieving sales growth consistent with the Vision 2020 development plan, and obtaining a specified average invested capital. Other considerations continue to include targeted acquisitions in selected markets and ongoing management succession planning. Similarly, the NEOs are evaluated not only on performance related to achieving certain financial objectives, but on other defined objectives, and on their scope of responsibility, experience and expertise. Annually, the salaries of other executive officers are reviewed by us with the PEO to determine merit and performance increases based on the PEO's evaluation, as well as our evaluation. We periodically review the NEOs' performance and have the opportunity to interact with senior executives at various times during the year, which aids in our assessment of each individual's performance.
The base salary disclosed in the "2015 Summary Compensation Table" on page 21 for each NEO in 2015 and prior years reflects the philosophy outlined above as it relates to executive compensation. The increase in their 2015 over 2014 base salary reflects the NEOs' achievement of the specific objectives noted above, as well as adjustments based on the results of the 2013 and 2015 Pay Governance studies to continue to align executive compensation with similar industry objectives.
Annual Incentive Compensation Plan
To align executive officer compensation with the interests of the Company's shareholders, we have established a policy whereby an appreciable portion of the NEOs' compensation is contingent on the Company's profitability. Under the Management Incentive Compensation Plan ("MICP"), the executive officers and other key personnel have an opportunity to earn an incentive bonus award based primarily on annual operating profit achieved; an assessment considered to be a significant measure of financial success for the Company and the shareholders. The focus of this element of the overall compensation program is to reward achievement of annual goals set by us. Consistent with the results of the 2013 and 2015 Pay Governance studies and as approved by the Board, we updated the MICP to more appropriately align NEO compensation with competitive norms of at or above market median levels. Consistent with the Board's objective of linking performance to compensation, for the NEOs these incentive awards approximate 70% to 85% of a participant's total annual base salary. In addition, there are approximately 40 other employees eligible for an incentive award of between approximately 25% and 50% of total annual base salary. The Board establishes, as a percentage of revenue, a target operating profit percentage each year, calculated as described below. The degree to which the target percentage is underachieved or overachieved affects the total pool available for bonus awards. In addition to the mathematical calculation under the plan formula, we have the option to consider other relevant factors, as determined by the Board, in setting the NEOs' final incentive awards. Such factors might include segment performance or achievement of individual financial or nonfinancial goals. However, if the Company's actual operating profit percentage is below 80% of the annual target as set by the Board, generally no incentive bonus awards are paid. The amount of the bonus award will increase the closer the actual results are to the target.
The MICP percent of total annual salary range for each NEO is based on that NEO's duties and responsibilities for certain segments and operations of the business. Earning this target incentive is dependent on the Company achieving the overall target operating profit percentage. To the extent that the target operating profit percentage is overachieved, the NEOs' incentive award will increase. At 120% of the annual target, the formula is increased such that 150% of the normal target percentage of base salary is granted. At or above 121% of the annual target, an amount equal to 25% of the excess operating profit over 120% of our annual target is added to the annual incentive pool. However, in no event will the annual incentive payments for all participants be greater than 15% of the actual operating profit for that year. We may consider extraordinary or nonrecurring events affecting the annual results, as well as the achievement of nonfinancial goals such as management succession or customer benchmarks, in evaluating the achievement of performance targets. To provide motivation for the NEOs to look beyond the current year results, continue to maintain sustainable results, and to continue to emphasize the importance of employee ownership, the NEOs receive shares of stock for 10% of the amount of an incentive award above $25,000. We also paid discretionary bonuses to many office personnel and paid bonuses under various retention, production and sales programs to eligible field employees.
For 2015, we set the target operating profit percentage at 6.2%, and the operating profit percentage actually achieved for fiscal year 2015 was 6.6%. We set the target operating profit percentage based on a number of factors, including competitive, economic and environmental factors. While this percentage is deemed to be aggressive, we continue to believe that even with the current economic and regulatory pressures, and including consideration of unforeseen developments, it is achievable. Incentive awards are calculated after year-end financial results are reviewed, and no award is paid until the annual financial statements are certified by the Company's independent auditors and approved by us and the Board. Although no NEO's annual incentive award is based solely on achieving the target operating profit percentage, that factor is an important measure of performance for the Company. As discussed above, other factors such as cash flow, debt levels, and management succession planning contribute to the determination of each individual's annual incentive award. These factors are reviewed by us and the failure to achieve certain goals can negatively impact incentive awards.
The actual operating profit percentage is calculated by dividing actual operating profit by revenues. Operating profit is defined as income from operations as presented in the Company's financial statements prepared under U.S. GAAP adjusted to exclude: administrative incentive compensation expense; pension expense; stock-based compensation expense; excess declining-balance depreciation method expense over straight-line method depreciation expense; and gains and losses on the sale of assets. The number is further adjusted to include state and local income taxes and to remove the effect of any item deemed an extraordinary or nonrecurring event by us, as well as the achievement of nonfinancial goals or objectives. For a given year, each NEO will have a target bonus percent set between 70% and 85%. For 2015, NEO target bonus percentages were the same as set by us in 2014 pursuant to the 2013 Pay Governance study and were as follows: Mr. Warnke -- 85%, Mr. Covey -- 75%, and Messrs. Paul, Marshall and Stief -- 70%. Each NEO is then evaluated for achievement of the goals and objectives described above and a NEO's failure to achieve these goals and objectives may impact the NEO's incentive award. In 2015, the targeted operating profit percentage was 6.2% and the actual performance was 6.6%. As reflected in the "2015 Summary Compensation Table" on page 21, due to the actual operating profit percentage being slightly lower than in 2014, the payments to Messrs. Warnke, Covey and Paul were lower in 2015 than in 2014. Messrs. Marshall and Stief received higher payments due to the factors outlined in footnote 5 to the "Summary Compensation Table" on page 22.
In 2015, we approved the Management Supplemental Bonus Plan ("MSBP"). Because a high level of performance is expected from the NEOs, we determined that this plan was an important part of recognizing those, who by virtue of their level of responsibility and proven results, bring added value to the organization and achieve results despite continued regulatory, contractual, and economic pressures. More specifically, the NEOs have direct responsibility to implement the Company's Vision 2020, a plan to drive shareholder value by increasing revenues and enhancing operating margins through a focus on client loyalty and employee engagement. The MSBP is not subject to a predetermined set of metrics or benchmarks, but is approved annually by the Board and is generally paid in January of each year. Payments to the NEOs under the MSBP are reflected in the "2015 Summary Compensation Table" on page 21.
Long-Term Incentive Compensation: Stock Options
The principal objective of the long-term incentive program is to reward employees for achieving positive long-term results that increase the value of the Company's stock, as well as to dissuade management from concentrating solely on annual results. By awarding certain employees nonqualified stock options ("NQSOs") and providing opportunities for employees to acquire stock through other stock programs, including the Employee Stock Purchase Program and the Stock Appreciation Rights program described below, we are aligning the long-term value of the stock price with potential financial gains for employees and executives. Under the 2014 Omnibus Stock Plan, which was approved by the shareholders in 2014, the tax and accounting treatment of an award is accounted for as required by law and U.S. GAAP. To date, the tax and accounting treatment of an award has not dictated what awards are made or how an award is fashioned.
Stock options generally vest in equal installments over five years, beginning on the first anniversary of the grant date. These options provide NEOs and other leading managers with the opportunity to acquire common stock over time at a price that is fixed, based on the most recent stock valuation price as of the date of grant. Swaps involving stock options granted pursuant to nonqualified plans are not eligible for tax deferred treatment.
There is a limited term in which an option grantee can exercise stock options, known as the "option term." The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Except as described below, option holders generally forfeit any unvested or unexercised options if their employment with the Company terminates.
In the case of a retirement by an option holder, the retiree may exercise vested stock options within three months after the date of retirement. If an option holder dies or is permanently disabled while employed by the Company, or within three months following the date of the option holder's retirement, the option holder, or option holder's representative, has the right to exercise any vested stock options within one year after such event. Also, we may accelerate unvested options to become immediately exercisable, in-full or in-part, upon death, permanent disability or retirement, provided the option holder has completed at least one year of continuous service. If the option holder's termination is due to any reason other than those listed above, the option holder may exercise any vested stock options within the three-month period after the date of termination, but only with our consent or that of the Board or the PEO. The right to exercise a stock option in these limited circumstances would not result in an extension of that stock option's initial expiration date.
We have periodically granted options, taking into account the amount of options currently outstanding, the period of time between grants and changes within management positions, as well as overall performance of the Company and the performance of individual grantees. Option grants take into account the achievement of certain goals and objectives, including rewarding management employees for their efforts to maintain or replace contracts, identify new business opportunities, developing a labor and talent pool, and sustaining existing business relationships in the face of a continued somewhat turbulent economy; as well as the ability to address ever-expanding regulatory burdens and requirements from local, state and the federal governments. Moreover, although we make the final decision, we may solicit input from our senior executives regarding the performance of other officers and employees.
If the stock value increases after the grant of options, the option becomes more valuable. This accomplishes two objectives. First, except as described above, the employee must remain employed over the vesting period. This requirements provides an incentive for the option holder to remain employed by the Company. Second, it ties a significant component of the employee's compensation to the interests of all shareholders by focusing executive officers on longer-term results. After considering alternatives to the practice of periodically granting options, and after concluding that granting options is consistent with the goals and objectives of the Company's compensation plans to grant options to management on a periodic basis, we granted stock options in each of the last three years. Outstanding options granted to NEOs, including the NQSO's granted in 2015, are reflected in the "Outstanding Equity Awards at Fiscal Year-End" on page 24.
In general, stock option grants to nonexecutive employees occur in the same way as grants to executive officers. Consistent with this practice, stock options grants were made to other officers and management employees in 2015.
Stock option grants are not specifically timed to enhance overall executive compensation, and we do not time grants to make up for any shortfalls in annual incentive or other benefit payments. Tax and accounting treatment of any stock option grant is accounted for as required by law and U.S. GAAP.
We have not intentionally timed the grant of stock options to coincide with the release of material nonpublic information, and any policy adopted by us will address the prohibition of timing option grants in relation to the release or existence of material nonpublic information. We will continue to review the appropriateness of granting options, as well as considering other methods to reward managers for the achievement of goals consistent with the Company's growth and shareholder value.
Stock Appreciation Rights
Under the Stock Appreciation Rights ("SARs") program, eligible employees may receive annual grants of stock-settled stock appreciation rights. The award level for each participant in the plan is based on that participant's scope of responsibilities and the ability to achieve success given these responsibilities. As a participant in the SARs program is provided with the opportunity to undertake more responsibility for the success of the Company, that participant may be granted a greater number of rights or units; however, the overall performance of the Company will continue to determine the number and value of the rights or units granted to all participants. We, with input from the PEO, establish the targets based on the participant's responsibility and position. Since this program will reward sustained stock value improvement over time, similar to the stock option program we anticipate that this program will further our objective to align the long-term value of the Company's stock price with financial incentives for the NEOs, officers and managers. Under the plan, SARs are used to acquire common shares based on the appreciation in the stock price times the number of SARs awarded. The appreciation is calculated by subtracting the stock price at the date of grant from the stock price at the date of redemption. The SARs vest at the rate of 20% per year and are automatically deemed exercised on the tenth anniversary of the effective date of the grant. As with options, SARs were awarded based on our review and analysis of Company and NEO performance, including sales growth, successful acquisition integration, cash flow and return on invested capital. Grants to the NEOs in 2015 are detailed in the "2015 Grants of Plan-Based Awards" table on page 23.
Qualified Retirement Plans
The Company's executive officers, as well as other eligible employees, are entitled to participate in the qualified retirement plan. The plan, the 401KSOP and ESOP Plan ("401K"), was set up pursuant to ERISA regulations and seeks to provide every employee with the opportunity to accumulate funds for retirement.
Under the 401K, an employee who is a noncollective bargaining employee, who is at least 21 years old, and has completed one year of continuous service, is automatically enrolled in the 401K. The employee may then elect to opt out of the 401K, and participants can suspend contributions at any time. Participant contributions are on a before-tax basis and the Company makes an annual contribution in Company stock equal to 100% of the first 1% percent and 50% of the next 3% percent of the participant's W-2 wages, subject to the Internal Revenue Service ("IRS") limit of $265,000 in 2015 and 2016, which is the government-imposed annual compensation limit required for qualified retirement plans. This represents a potential maximum contribution of 2.5%. Participant contributions are always 100% vested, and Company contributions become 100% vested after three years of continuous service, or upon death, permanent disability or retirement of a participant. The 401K offers a variety of investment options with varying levels of risks and returns for the participant's contributions; however, the participant's investment in Company stock is limited to 25% of the participant's annual contributions. The value of the account eligible for distribution is the vested investment value at the time of distribution, and there is no guarantee of any rate of return or investment value.
As described in previous filings, The Davey Tree Expert Company Employee Retirement Plan ("ERP") was frozen effective December 31, 2008. Under the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008 for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Thus, eligible participants who retire will still choose the same payment options and forms of retirement, beginning as early as age 55. The benefit formula will remain .30% of covered compensation for each full or partial year of benefit service, plus .30% of compensation in excess of covered compensation for each full or partial year of benefit service. The minimum guaranteed benefit remains $80 per month. Covered compensation refers to the average of the participant's social security taxable wage bases for their years of service, to a maximum of 35 years, ending with the calendar year in which the participant reaches social security retirement age. If a participant is vested and terminates employment before he or she is eligible for retirement and the value of the benefit is less than $5,000, the participant will receive a one-time lump sum payment. The value of each of the NEOs ERP benefit is included in the "2015 Pension Benefits" table on page 27.

Non-Qualified Retirement Plans
The nonqualified retirement plan is The Davey Tree Expert Company 401KSOP Match Restoration Plan ("Match Plan"). The Davey Tree Expert Company Supplemental Executive Retirement Plan ("SERP") was closed effective 2013 and frozen in May of 2015, and the Davey Tree Expert Company Retirement Benefit Restoration Plan ("Restoration Plan") was frozen effective December 31, 2008. Payments made under these plans will be made from the Company's general assets.
Pursuant to the Match Plan, an employee who has elected to contribute the maximum amount to the 401K, but who is precluded by Internal Revenue Code ("IRC") restrictions from receiving the full matching contribution paid by the Company, is eligible to participate in the Match Plan. The Match Plan allows the employee to accumulate an amount that could have been matched if the IRC restrictions had not been in effect. Each participant has two potential match criteria. If the participant is unable to contribute the full matching percentage permitted, the Company will increase the participant's Company match such that it, when added to the match under the 401K, will equal 50% of the permitted percentage. Further, the Company will contribute an amount equal to 50% of 3% for any amount above the maximum compensation level, which is set at $265,000 for 2015 and 2016. The Company maintains an account record for each employee who meets this criteria to reflect that employee's interest in the Match Plan. Interest on each account record, currently set at 7%, is accrued annually on December 31.
In 2013, the Board of Directors elected to close the SERP to future participants. Prior to the closure the SERP provided a retirement benefit of an amount equal to 30% multiplied by a participant's Final Average Compensation ("FAC") calculation, which was then reduced by the sum of the participant's Restoration Plan benefit, qualified ERP benefit, 401K benefit, Match Plan benefit and one-half of the employee's Social Security benefit. This amount was further reduced if a participant had less than 20 years of service at age 65. FAC was based on the average of the highest three annual earnings out of the last five years prior to retirement. If at actual retirement the calculation set out above for a participant, excluding the 30% SERP component, was greater than or equal to 30% of FAC, no benefit was payable under the SERP. When the SERP was closed, the decision was made to allow current participants to continue to earn limited benefits because, at the time, these participants had relied on the provisions of this plan in making retirement planning and timing decisions. Since that time, the remaining participants have had the opportunity to adjust their retirement planning, including by participating in the long-term incentive compensation plan outlined below. Therefore, in keeping with our decisions related to the ERP and Restoration Plan, in May 2015 we made the decision to freeze the benefit level of the SERP for the remaining participants. Pursuant to this decision, no further accruals under the SERP will be made to any NEO after 2015.
The present value of the NEOs nonqualified retirement plans is presented in the "2015 Pension Benefits" table on page 27.
Long-Term Incentive Compensation: Restricted Stock Units and Performance-Based Restricted Stock Units
In 2013, we froze the time-based and performance-based restricted stock awards available for certain executive officers, including the PEO. Before freezing this plan, we granted restricted stock awards ("RSU") primarily to provide retention incentives through additional retirement benefits. The pre-2013 performance-based restricted stock awards ("PPRSU") was another, but more stringent, method to supplement retirement benefits that was calculated in substantially the same manner as the PRSU awards noted below. In general, prior to 2007, awards vested on the earlier of the fifth anniversary of the date of grant or the participant's termination of employment with the Company. Each RSU and PPRSU was eligible to be paid as soon as practical after it vested, or a participant could elect to defer receipt of a payment to a later date. In 2006, we amended the Plan so that no RSU or PPRSU granted after 2006 was paid until the participant retired. In 2009, we amended the Plan such that each RSU or PPRSU award vested as outlined above or as determined by us as set forth in the notice of the award. As with the stock options, tax and accounting treatment of an award was accounted for as required by law and U.S. GAAP. Further, the tax or accounting treatment of an award did not dictate what awards were made or how an award was fashioned.
Before we froze the plan in 2013, the RSU awards provided a participant with the opportunity to achieve a total retirement benefit that would equal 40% of the participant's projected final average annual compensation at retirement. When we selected a participant to receive this award, we determined the RSU award for that participant based upon a calculation that starts with a computation of the participant's estimated retirement benefits payable from Company-sponsored plans, along with 50% of the participant's estimated social security benefit. Next, this value was compared to an estimate equal to 40% of the participant's final average annual compensation, and the difference was deemed the "Benefit Shortfall." Then, a target value of Company stock was calculated using certain assumptions, including a current compound annual growth rate of 10% (the "Target Share Value"). The Benefit Shortfall was divided by the Target Share Value. This quotient was then divided by the number of years to reach normal retirement, and the resulting number was the initial RSU award. In succeeding years, the participant received an annual grant of RSUs equal to the initial grant, unless we decided to increase or decrease the award or drop the participant from the plan. Except as it related to the calculation, the RSU award was not based upon or in any way contingent upon the other elements of a participant's compensation package. Consistent with the decision to freeze this program, no RSU awards have been made since 2012.
From and after 2013, performance-based restricted stock units ("PRSUs") are granted to NEOs pursuant to the long-term performance plan available to officers and selected managers and NEOs receive awards established on equivalent calculations. This is consistent with the market practices utilized by other companies similar in size and in accordance with an updated approach to long-term incentives. Further, we believe that return on invested capital inherent in the PRSU awards is an appropriate measure of corporate performance because achievement of these targets would increase shareholder return and provide expansion opportunities for the Company.
The level of an award of PRSUs under the long-term performance plan is made each fiscal year based on the return on average invested capital ("ROAIC"), which was set based on an analysis of industry benchmarks. The ROAIC for receiving the maximum award is currently set at 24%, the same as it was when first established by the Board in 2004. Further, if the ROAIC is 8% or less, there will be no PRSU awards. Achieving a ROAIC of more than 8% but less than 24% will result in a participant receiving a portion, but less than the full value, of the available PRSU grant. The actual ROAIC achieved in 2014 was 20.51%, which resulted in 78.2% of potentially available PRSUs being awarded in 2015. Although slightly lower than the previous year's result of 20.55% ROAIC, the result is acceptable particularly given the current pricing pressures on commerce as a whole.
PRSUs vest five years from the date of grant but will not generally be paid until retirement or qualified termination. We designed the PRSU awards to retain executive talent by enhancing long-term retirement benefits and established the award levels based on job responsibilities and performance. Except as it relates to the calculation, PRSU awards are not based upon or in any way contingent upon the participant's compensation package. Each NEO received the PRSU award as set forth in the column labeled "All Other Stock Awards" in the "2015 Grants of Plan - Based Awards" table on page 23.
Perquisites
NEOs qualify for certain perquisites as described in footnote 7 to the "2015 Summary Compensation Table" on page 22. Many of these perquisites, including the health plan, long-term disability plan, personal tax preparation fees, and the management car plan, are made available to other officers and management employees of the Company. We believe these perquisites are appropriate to attract and retain qualified personnel and to provide additional incentives to enhance management's performance and commitment.
Other Benefit Plans
Other benefit plans that are available to all eligible employees, including executive officers, consist of, among others, the Employee Stock Purchase Plan, the payroll savings plan, the group health insurance plan, the disability plan, the life insurance plan, the dental and vision insurance plans, and the vacation and paid-time-off plans.
With regard to the purchase and sale of stock, other than as described above or in plan documents, executive officers may generally purchase stock on the same basis as any other employee, either through the Employee Stock Purchase Plan or through direct purchase.
Board of Directors Authority
The Board retains the authority to determine eligibility and participation by employees in the plans. Further, except as described above, even though it has no current plan to do so, the Board may amend the plans, and change the costs and the allocation of benefits between persons and groups.

V.	Compensation Decisions Made in the Last Fiscal Year
In 2013 and in 2015, we authorized the executive officers to engage Pay Governance, an independent executive compensation advisory firm, to evaluate the executive officer compensation structure. The most recent study was completed in 2015. Pay Governance did not provide any other consulting services to the Company or to us in 2015. Further, Pay Governance does not provide other services to the Company, is not dependent on the Company as a material source of revenue, has no personal or business relationships with any member of the Compensation Committee or executive officers of the Company, and does not own any Company stock. Thus, as outlined in Item 407(e)(3) of Regulation S-K, we have concluded that no conflict of interest exists with respect to the services provided by Pay Governance.
Based on our experience, and upon the information provided by Pay Governance, we determined that, except for the addition of the MSBP and the change to the SERP described above, no significant changes were necessary to the Company's overall compensation structure. We will continue to review all aspects of compensation taking into account our commitment to align executive compensation to augment shareholder value and positive financial results; and will make changes as necessary to reflect pertinent market, economic and competitive conditions.

VI.	Employment, Termination and Change in Control
Employment
Although we consider the NEOs integral to the Company's success, no NEO or other executive officer has an employment agreement with the Company.
Insider Trading Policy/Stock Redemption Policy
For many years we have had an Insider Trading and Public Disclosure Policy in place that prevents NEOs, other officers and management personnel from conducting Company stock transactions based on insider information of any kind. Under this policy, certain persons cannot engage in stock transactions using material nonpublic information that could either positively or adversely affect the value of the Company's stock either through direct transactions with the Company or through the 401K. Because of the unique nature of the restriction on ownership and sale of stock, as well as the fact that the Company's stock is not publicly traded, we have not identified a need to implement a clawback policy or a prohibition on pledging Company securities. In addition, because of these unique features, it is not feasible to hedge Company stock. However, we will continue to monitor our policies and review the effects of implementing such policies.
We also maintain a Stock Redemption Policy. Under this policy, executive officers, as well as other officers and executive managers, may only redeem stock during a 60-day period which begins when the year-end stock valuation is released or when the Company's audited annual financial statements are released, whichever is later, or after the release of the midyear stock price.
Change In Control
In the event of a change in control, as defined in our 2014 Omnibus Stock Plan and as disclosed in the "Plan Benefits--December 31, 2015 "as-if" Triggering Event Occurred" table on page 28, unless the Board of Directors determines otherwise: all outstanding stock appreciation rights, stock options and stock purchase rights become fully exercisable; all restrictions on restricted stock and other awards are deemed satisfied; and all cash awards become fully earned. Any such determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the "continuing directors" then in office are "continuing directors" and the determination is approved by a majority of the "continuing directors." For this purpose, "continuing directors" are directors who were in office at the time of the change in control or who were recommended or elected to succeed "continuing directors" by a majority of the "continuing directors" then in office. Other than as outlined above, the Company has no so-called "golden parachute" severance packages with any NEO.
REPORT OF THE COMPENSATION COMMITTEE
The Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based thereon, recommended to the Board of Directors that it be included in the 2016 Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
By the Compensation Committee of the Board of Directors: J. Dawson Cunningham (Chair), William J. Ginn, Douglas K. Hall, and John E. Warfel.

COMPENSATION RISK ANALYSIS
As outlined under the "Compensation Philosophy and Structure" section of the "Compensation Discussion and Analysis," the Compensation Committee addresses compensation risk analysis as an integral part of its ongoing analysis of compensation programs. As part of the compensation structure review, Pay Governance was engaged in 2013 and 2015 to review compensation plans. The Board is not presently aware of any information that would lead it to believe that risks arising from the Company's employee compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Committee will continue to regularly consider risk factors associated with any business entity, including the individual components of the compensation plans, as well as the manipulation of sales, expenses or electronic data; and the Committee believes the Company has sufficient controls in place to prevent such occurrence.
COMPENSATION OF EXECUTIVE OFFICERS
As described in the "Compensation Discussion and Analysis," a NEO's compensation is based on a number of factors, as determined by the Board of Directors. In setting compensation, the Board utilizes a number of quantitative and qualitative performance-related factors. Although we have not established a specific peer group, the Pay Governance studies completed in 2014 and updated in 2015 reviewed competitive norms and market medians. In general, base salary is generally set near 90% of the market midpoint for similar positions at companies of approximately the same size and complexity. Incentive plan compensation is based primarily upon achieving an annual predetermined target operating profit percentage. PRSU, SARs, ISO and NQSO awards are granted pursuant to authority under the 2004 or 2014 Omnibus Stock Plan and are based on achieving predetermined performance targets, as well as achieving goals and objectives set by the Board. No NEO has an employment agreement or arrangement with the Company and each NEO is considered an employee-at-will.
2015 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Management Supplemental Bonus Plan(2)	Stock Awards (PRSU and RSU)(3)	Option Awards (SAR, NQSO, ISO)(4)	Non-Equity Incentive Plan Compensation Management Incentive Plan(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Warnke, Karl J.	2015	$643,308	$11,713	$155,782	$222,614	$751,350	$8,081	$59,520	$1,852,368
Chairman and Chief Executive Officer ("PEO")	2014	619,385	—	124,952	195,734	785,150	519,939	58,941	2,304,101
	2013	582,346	—	47,754	103,627	747,300	75,304	54,344	1,610,675
Covey, Patrick M (8)	2015	$339,354	$11,713	$72,787	$92,832	$356,100	$1,786	$30,787	$905,359
President and Chief Operating Officer (“COO”)	2014	319,692	—	59,020	91,302	369,500	334,038	31,642	1,205,194
	2013	295,831	—	4,737	38,959	302,748	16,707	25,723	684,705
Paul, Joseph R. (9)	2015	$287,197	$11,713	$61,417	$80,983	$255,400	$358	$21,728	$718,796
Executive Vice President, Chief Financial	2014	256,615	—	49,682	75,628	261,000	3,918	23,131	669,974
Officer and Secretary ("PFO")	2013	227,692	—	21,530	32,746	225,011	—	17,349	524,328
Marshall, Steven A.	2015	$264,154	$11,713	$35,245	$48,016	$218,450	$1,412	$19,954	$598,944
Executive Vice President,	2014	257,646	—	28,260	47,266	205,550	29,856	37,164	605,742
U.S. Utility Operations	2013	250,089	—	23,855	18,671	192,353	697	36,629	522,294
Stief, James F.	2015	$267,231	$11,713	$32,977	$48,016	$254,600	$346	$21,640	$636,523
Executive Vice President,	2014	257,923	—	26,324	50,740	244,850	130,849	27,143	737,829
U.S. Residential Operations	2013	243,923	—	17,870	17,372	230,058	75,145	17,156	601,524
NOTE: The table includes both compensation paid to or on behalf of the NEO and values that represent fair value and actuarial calculations for amounts that are anticipated, under specific circumstances, to be paid sometime in the future. The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns are amounts paid to or on behalf of the NEO. The Stock Awards (PRSU/RSU) and Option Awards (SAR/NQSO/ISO) columns represent the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board's Accounting Standards Codification "FASB ASC Topic 718," Compensation – Stock Compensation and do not reflect cash payments. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column is an actuarial calculation of benefits that could be paid in the future, under specific circumstances, to the NEO.

(1)
For the most recent year, earned during fiscal year 2015. We do not permit deferral of bonuses or salary and we have no agreement with any NEO to pay any deferred discretionary or required payment amount. Employee directors do not receive any compensation for their service as a director.

(2)	As detailed on page 15 of the "Compensation Discussion and Analysis," NEOs received payments under the management supplemental bonus plan in January 2015.

(3)
The amounts reported in this column represent the aggregate grant date fair value for the RSU and PRSU awards in each respective year, as calculated under FASB ASC Topic 718. The amounts reported do not necessarily correspond to the actual economic value that will be received by the NEO from the awards. The assumptions made in calculating the grant date fair value amounts for these awards are included in Note O, "Stock-Based Compensation," to the consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. We achieved 20.51% ROAIC in 2014 and, thus 78.2% of the fair market value of PRSUs were awarded to each NEO in 2015. The maximum fair value of the PRSUs that could have been awarded for achieving 24% or higher ROAIC is: Mr. Warnke $199,198; Mr. Covey $93,056; Mr. Paul $78,516; Mr. Marshall $45,074 and Mr. Stief $42,166.

(4)
The amounts reported in this column represent the aggregate grant date fair value for these stock options and SARs, as calculated under FASB ASC Topic 718. The amounts reported do not necessarily correspond to the actual economic value that will be received by the NEO from the awards. The assumptions made in calculating the grant date fair value amounts for these stock options and SARs are included in Note O, “Stock-Based Compensation,” to the consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(5)
The most recent payment under the management incentive plan, earned in 2015 and paid in March 2016. As outlined in the discussion of the annual incentive compensation plan beginning on page 14, 10% of each NEO's award above $25,000 is paid in Company common shares. The price used to calculate this portion of the incentive award is based on the current market price and is not discounted or subject to any other special terms or conditions. Because of the factors outlined in the "Compensation Discussion and Analysis," in 2015 executive management incentive compensation payments for Messrs. Warnke, Covey and Paul were lower than in 2014. Messrs. Marshall and Stief's payments were higher in 2015 due to segment performance that was greater-than-target and/or the prior year. The number of common shares granted to each NEO is listed in footnote 1 of the "2015 Grants of Plan-Based Awards Table" on page 23.

(6)
The amounts reported in this column represent the change in present value of accumulated pension benefits under all defined benefit plans and above-market portion of deferred compensation ("NQDC") Earnings for 2015 as reported in the following table. As discussed in the Non-Qualified Retirement Plans section of the Compensation Discussion and Analysis on page 18 the SERP was frozen in 2015. This, in turn, caused the Change in Pension Value to be zero in 2015. NQDC Earnings are the above-market portion (the amounts attributable to the difference between 7% and 120% of the applicable federal rate determined by the IRS) paid on amounts associated with the Match Plan. These values do not reflect compensation paid to the NEO. The change in pension value for each NEO is calculated using actuarially-determined values based on, among other things, mortality, value of other pension benefits, and compensation level.

Name	Change in Pension Value	NQDC Earnings
Warnke, Karl J.	$—	$8,081
Covey, Patrick M.	—	1,786
Paul, Joseph R.	—	358
Marshall, Steven A.	—	1,412
Stief, James F.	—	346

(7)
All Other Compensation represents benefits and perquisites paid on behalf of each NEO, including expenses associated with our 401K Company match in 2015 of $6,625 for Messrs. Warnke, Stief, Covey and Paul and $6,493 for Mr. Marshall, our Match Plan, management car plan, our long-term disability plan, personal tax preparation fees, health plan, membership fees, and approved travel to meetings and events by a NEO's spouse. Except for $29,391 for Mr. Warnke under the Match Plan in 2015 (see the "2015 Nonqualified Deferred Compensation" table on page 27), no individual perquisite for any NEO in any of the above-named categories was in excess of $25,000 or 10% of the total perquisites listed for the NEO, whichever is greater.

(8)	Mr. Covey was elected President and Chief Operating Officer effective March 4, 2016.

(9)	Mr. Paul was promoted to Executive Vice President, Chief Financial Officer and Secretary on March 4, 2016.
Grants of Plan-Based Awards in Last Fiscal Year
Grants of plan-based awards are, as described in the "Compensation Discussion and Analysis," based in part on the goals of employee retention and stock-value increase.

At no time during the last fiscal year were any outstanding options or other equity-based awards repriced or otherwise materially modified. For purposes of this discussion, a material modification could include an extension of exercise periods, a change in vesting or forfeiture conditions, or a change or elimination of applicable performance criteria. Equity awards are based on their estimated fair value determined at the date of grant. Other than the initial option exercise price, market conditions (as defined in FASB ASC Topic 718) are not considered in setting awards and do not affect the subsequent exercise of awards. Generally, an employee must be an active employee on the date of exercise, but no other performance criteria (as defined in FASB ASC Topic 718) are considered in setting the terms of a stock option award.
Dividends are not paid on unexercised stock options, SARs, RSU or PRSU awards.
2015 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) #	All Other Option Awards		Exercise or Base Price of Option Awards(6) $/Sh	Grant Date Fair Value of Stock and Option Awards(7) $
		Threshold $	Target $	Maximum $	Threshold #	Maximum #		Number of Securities Underlying NQSO Awards(4) #	Number of Securities Underlying Stock Appreciation Rights Awards(5) #
Warnke, Karl J.	3/6/2015				—	6,850	5,357				$155,782
	3/6/2015								34,300	$30.10	198,254
	6/29/2015							4,000		30.10	24,360
		$276,675	$553,350	$830,025
Covey, Patrick M.	3/6/2015				—	3,200	2,503				$72,787
	3/6/2015								12,900	$30.10	74,562
	6/29/2015							3,000		30.10	18,270
		$129,150	$258,300	$387,450
Paul, Joseph R.	3/6/2015				—	2,700	2,112				$61,417
	3/6/2015								10,850	$30.10	62,713
	6/29/2015							3,000		30.10	18,270
		$98,000	$196,000	$294,000
Marshall, Steven A.	3/6/2015				—	1,550	1,212				$35,245
	3/6/2015								6,200	$30.10	35,836
	6/29/2015							2,000		30.10	12,180
		$93,100	$186,200	$279,300
Stief, James F.	3/6/2015				—	1,450	1,134				$32,977
	3/6/2015								6,200	$30.10	35,836
	6/29/2015							2,000		30.10	12,180
		$94,500	$189,000	$283,500

(1)
Estimated future annual incentive compensation under our management incentive plan as a percentage of year-end base salary, based on achieving 80%, 100% and a maximum of 120% (excluding 25% of excess operating profit) of target operating profit, respectively. As described in the "Compensation Discussion and Analysis," the Compensation Committee has discretion to increase or decrease these awards based on individual performance and other factors. Payment of part of the award in stock is a means by which to incentivize the participants to work to increase and sustain the value of the Company and thereby increasing the value to our shareholders. The amounts awarded are included in the "Non-Equity Incentive Plan Compensation" column of the "2015 Summary Compensation Table" and the shares represented by these amounts are: Mr. Warnke, 2,221; Mr. Covey, 1,013; Mr Paul, 705; Mr. Marshall, 592; and Mr. Stief, 702.

(2)
As described in the "Compensation Discussion and Analysis," PRSU awards can range from zero to 100% of the potentially available PRSUs and are based on achieving ROAIC of between 8% (threshold) and 24% (maximum).

(3)	PRSU awards granted to all NEOs in 2015. Under the long-term performance plan, PRSU grants vest in five years and are payable upon retirement or qualified termination.

(4)	NQSO Awards vest over five years, become exercisable as they vest, and expire on the tenth anniversary of the grant date.

(5)
Stock Appreciation Rights ("SARs") vest over five years, become exercisable as they vest, and expire on the tenth anniversary of the grant date. When redeemed, SARs are used to acquire common shares based on the appreciation in the stock price from the date of grant to the date of exercise multiplied by the number of SARs awarded.

(6)	The base price of the option awards is the common stock grant date fair market price as determined by an independent stock valuation firm for our 401KSOP and ESOP plan.

(7)
Note O, "Stock-Based Compensation," to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 sets forth the assumptions as to the grant date fair value of the awards based on FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End(1)

Name	Option Grant/ Stock Award Date	Option Awards(2)(3)(4)(6)									Stock Awards(5)(6)
		Number of Securities Underlying Unexercised ISO/NQSOs Exercisable	Number of Securities Underlying Unexercised ISO/NQSOs Unexercisable	ISO/ NQSOs Exercise Price	ISO/ NQSOs Expiration Date	Number of SARs That Have Vested	Number of SARs That Have Not Vested	SARs Exercise Price ($) (4)	Market Value of SARs That Have Not Vested	SARs Expiration Date	Number of RSUs That Have Not Vested	Market Value of RSUs That Have Not Vested	Number of PRSUs That Not Vested	Market Value of PRSUs That Have Not Vested
Warnke, Karl J	3/10/2009					12,000		$16.40		12/31/2018
	3/9/2010					12,000		16.60		12/31/2019
	3/9/2011					9,600	2,400	18.40	$34,320	12/31/2020	2,218	$72,529	1,250	$40,875
	3/7/2012					7,200	4,800	19.70	62,400	12/31/2021	2,218	72,529	1,196	39,109
	3/8/2013					13,076	19,614	23.20	186,333	12/31/2022			2,218	72,529
	6/24/2013	2,400	3,600	$23.20	6/24/2023
	3/7/2014					6,860	27,440	26.40	172,872	12/31/2023			5,098	166,705
	6/30/2014	1,000	4,000	26.40	6/30/2024
	3/6/2015						34,300	30.10	89,180	12/31/2024			5,357	175,174
	6/29/2015		4,000	30.10	6/29/2025
Covey, Patrick M.	3/10/2009					5,000		$16.40		12/31/2018
	11/2/2009	5,000		$16.00	11/2/2019
	3/9/2010					5,000		16.60		12/31/2019
	11/1/2010	8,000		16.60	11/1/2020
	3/9/2011					4,000	1,000	18.40	$14,300	12/31/2020	220	$7,194	124	$4,055
	3/7/2012					4,200	2,800	19.70	36,400	12/31/2021	220	7,194	118	3,859
	3/8/2013					4,916	7,374	23.20	70,053	12/31/2022			220	7,194
	6/24/2013	1,600	2,400	23.20	6/24/2023
	3/7/2014					2,580	10,320	26.40	65,016	12/31/2023			2,408	78,742
	6/30/2014	1,000	4,000	$26.40	6/30/2024
	3/6/2015						12,900	30.10	33,540	12/31/2024			2,503	81,848
	6/29/2015		3,000	$30.10	6/29/2025
Paul, Joseph R	6/5/2006	2,200		$11.25	6/5/2016
	3/10/2009					1,000		$16.40		12/31/2018
	11/2/2009	2,000		16.00	11/2/2019
	3/9/2010					1,000		16.60		12/31/2019
	11/1/2010	3,000		16.60	11/1/2020
	3/9/2011					800	200	18.40	$2,860	12/31/2020			282	$9,221
	3/7/2012					1,200	800	19.70	10,400	12/31/2021			270	8,829
	3/8/2013					4,132	6,198	23.20	58,881	12/31/2022			1,000	32,700
	6/24/2013	1,600	2,400	23.20	6/24/2023
	3/7/2014					2,170	8,680	26.40	54,684	12/31/2023			2,027	66,283
	6/30/2014	800	3,200	26.40	6/30/2024
	3/6/2015						10,850	30.10	28,210	12/31/2024			2,112	69,062
	6/29/2015		3,000	30.10	6/29/2025

Outstanding Equity Awards at Fiscal Year-End(1) (Continued)

Name	Option Grant/ Stock Award Date	Option Awards(2)(3)(4)(6)									Stock Awards(5)(6)
		Number of Securities Underlying Unexercised ISO/NQSOs Exercisable	Number of Securities Underlying Unexercised ISO/NQSOs Unexercisable	ISO/ NQSO Exercise Price	ISO/ NQSOs Expiration Date	Number of SARs That Have Vested	Number of SARs That Have Not Vested	SARs Exercise Price ($) (4)	Market Value of SARs That Have Not Vested	SARs Expiration Date	Number of RSUs That Have Not Vested	Market Value of RSUs That Have Not Vested	Number of PRSUs That Have Not Vested	Market Value of PRSUs That Have Not Vested
Marshall, Steven A.	6/5/2006	20,000		$11.25	6/5/2016
	3/10/2009					5,000		$16.40		12/31/2018
	3/9/2010					5,000		16.60		12/31/2019
	11/1/2010	6,000		16.60	11/1/2020
	3/9/2011					4,000	1,000	18.40	$14,300	12/31/2020	684	$22,367	624	$20,405
	3/7/2012					3,000	2,000	19.70	26,000	12/31/2021	684	22,367	598	19,555
	3/8/2013					2,356	3,534	23.20	33,573	12/31/2022			1,108	36,232
	6/24/2013	1,200	1,800	23.20	6/24/2023
	3/7/2014					1,240	4,960	26.40	31,248	12/31/2023			1,153	37,703
	6/30/2014	600	2,400	26.40	6/30/2024
	3/6/2015						6,200	30.10	16,120	12/31/2024			1,212	39,632
	6/29/2015		2,000	30.10	6/29/2025
Stief, James F.	3/10/2009					2,000		$16.40		12/31/2018
	11/2/2009	2,000		$16.00	11/2/2019
	3/9/2010					3,000		16.60		12/31/2019
	11/1/2010	6,000		16.60	11/1/2020
	3/9/2011					2,400	600	18.40	$8,580	12/31/2020			448	$14,650
	3/7/2012					3,000	2,000	19.70	26,000	12/31/2021			448	14,650
	3/8/2013					2,192	3,288	23.20	31,236	12/31/2022			830	27,141
	6/24/2013	1,200	1,800	23.20	6/24/2023
	3/7/2014					1,150	4,600	26.40	28,980	12/31/2023			1,074	35,120
	6/30/2014	800	3,200	26.40	6/30/2024
	3/6/2015						6,200	30.10	16,120	12/31/2024			1,134	37,082
	6/29/2015		2,000	30.10	6/29/2025

(1)
No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders. The equity compensation plans included in this table consist of stock options, SARs, RSUs and PRSUs that were granted under the 2004 or 2014 Omnibus Stock Plan, which was approved by our shareholders at our annual meeting in 2004 or 2014, respectively.

(2)	The exercise price of all ISO/NQSOs granted was the fair market value of our stock, as determined by our independent stock valuation firm, as of the date of the grant.

(3)	All ISO/NQSO options vest and become exercisable in equal installments over five years and expire ten years from the date of grant.

(4)
Stock Appreciation Rights ("SARs") vest over five years, become exercisable as they vest, and expire ten years from the date of grant. When redeemed, SARs are used to acquire common shares based on the appreciation in the stock price from the date of grant to the date of exercise multiplied by the number of SARs awarded.

(5)
RSU and PRSU grants awarded based upon our ROAIC will vest on the earlier of five years or retirement and are payable after retirement. Within the range of PRSU performance criteria, we achieved 78.2% of the maximum targeted PRSU award available in 2014 and granted in 2015. Dividends are not calculated or paid on these restricted stock awards and they do not have any voting rights.

(6)	The market value at fiscal year-end 2015 is based on the fair value (ESOT valuation) of $32.70 per share.

2015 Option Exercises and Stock Vested

Name	Option Awards				Stock Awards
	Number of ISO/NQSO Shares Acquired on Exercise in 2015	Value of ISO/ NQSO Shares Realized on Exercise(1)	Number of SARs Vested in 2015	Appreciation Value Realized on Exercise of SARs (Vested)(2)	Number of Shares Acquired on Vesting(RSUs and PRSUs Vested in 2015)	Value Realized on Vesting (RSUs and PRSUs)(3)
Warnke, Karl J.	—	$—	20,598	$209,489	3,388	$110,788
Covey, Patrick M.	—	—	8,438	88,205	336	10,987
Paul, Joseph R.	2,100	45,525	5,036	44,578	264	8,633
Marshall, Steven A.	—	—	5,418	62,403	1,268	41,464
Stief, James F.	—	—	4,446	48,897	468	15,304

(1)	The value realized upon exercise of options is based on the difference between the option exercise price and the fair market value of the underlying securities at the date of exercised.

(2)	Based on the appreciation of the stock price from the date of grant to the date of exercise multiplied by the number of SARs awarded.

(3)	The market value of RSUs and PRSUs that have vested, but are unexercised, is based on the fiscal year-end December 31, 2015, fair value (ESOT valuation) of $32.70 per share.
Pension Plan Information
We closed the SERP to future participants in 2013, froze the benefit level for current participants in May 2015, and froze the ERP and the Restoration Plan effective December 31, 2008.
Pursuant to the terms of the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008 for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Normal retirement age is 65 or after five years of service, whichever is later. Early retirement age is 55 with five years of vesting service. If the participant chooses early retirement at age 55, he or she will receive 35.75% of his or her full benefit, and that percentage will increase the closer the participant is to normal retirement age. Each NEO is eligible for early retirement.
The ERP benefit formula is a combination of benefits earned prior to January 1, 1997, plus .30% of a participant's covered compensation for each full or partial year of service, plus .30% of compensation in excess of covered compensation for each full or partial year of benefit services. Covered compensation means the average of the social security taxable wage bases for their years of service, to a maximum of 35 years, ending with the calendar year in which the participant reaches social security retirement age, with the required compensation limit applied.
After retirement, depending on marital status and option choices, a participant will be paid monthly under the life annuity benefit or the 100%, 66-2/3% or 50% joint and survivor benefit.
Prior to the freeze in 2015, the SERP provided a retirement benefit equal to 30% multiplied by a Final Average Compensation calculation, which was then reduced by the sum of the employee's Restoration Plan benefit, ERP benefit, 401K benefit, Match Plan benefit and one-half of the employee's social security benefit. This amount was further reduced if a participant has less than 20 years of service at age 65. "Final Average Compensation" was based on the average of the highest three annual earnings out of the five years prior to retirement.
Prior to the freeze on December 31, 2008, under the Restoration Plan, an employee whose benefit under the ERP was limited by applicable sections of the IRC was eligible to qualify for a benefit. The Board of Directors determined who, among eligible employees, would participate in the Restoration Plan. The Restoration Plan allowed for a restoration accrual such that the employee would receive a monthly benefit that, when added to the monthly benefit from the ERP, equaled the monthly retirement benefit that would have been payable if certain IRC provisions were not in effect. This permitted an affected employee to attain the same percentage benefit value as any employee participant not affected by these limitations.

2015 Pension Benefits(1)

Name	Plan Name	Number of Years Credited Service(2) (3)	Present Value of Accumulated Benefit
Warnke, Karl J.	ERP	20.0	$176,111
	SERP	26.4	1,751,400
	Restoration Plan	20.0	225,619
Covey, Patrick M.	ERP	16.3	$53,979
	SERP	22.7	284,086
	Restoration Plan	16.3	7,867
Paul, Joseph R.	ERP	2.2	$15,376
	SERP	—	—
	Restoration Plan	—	—
Marshall, Steven A.	ERP	30.9	$160,726
	SERP	—	—
	Restoration Plan	30.9	23,644
Stief, James F.	ERP	29.5	$130,056
	SERP	35.9	169,371
	Restoration Plan	29.5	2,214

(1)
Represents the present value of accumulated retirement benefits payable upon reaching retirement. The amounts are based on the same assumptions described in Note P, “Defined Benefit Pension Plans,” to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Each of the above referenced plans is described in the "Compensation Discussion and Analysis."

(2)	As a result of freezing the ERP and Restoration Plan on December 31, 2008, the number of years of credited service remains fixed as of that date for these Plans.

(3)	The SERP was closed to new participants effective for 2013 and frozen in May 2015; therefore, the number of years of credited service will remain fixed as of the date the SERP was frozen.
Activity related to our Match Plan, the material terms of which are more fully described in the "Compensation Discussion and Analysis," is set forth in the following table.
2015 Non-Qualified Deferred Compensation

Name	Company Contributions in 2015(1)	Aggregate Earnings in 2015(2)	Aggregate Balance at December 31, 2015(3)(4)
Warnke, Karl J.	$29,391	$14,617	$252,816
Covey, Patrick M.	11,707	3,230	61,080
Paul, Joseph R.	8,137	648	18,046
Marshall, Steven A.	5,559	2,554	44,594
Stief, James F.	6,717	626	16,292

(1)	Contributions pursuant to our Match Plan, which are also included in the "2015 Summary Compensation Table" under the "All Other Compensation" column.

(2)	As described in footnote 6 of the "2015 Summary Compensation Table," a portion of the earnings allocated to contributions is considered to be above-market.

(3)
No NEO made any contributions to the type or category of benefits that the NEO would be entitled to receive as described in the Match Plan, and no NEO made any withdrawals or received any distributions during 2015.

(4)
The current year amounts reflected in this table are included in the "2015 Summary Compensation Table" under "All Other Compensation." The total aggregate amounts to date calculated under the Match Plan are shown in prior Summary Compensation

Tables and are as follows: Mr. Warnke, $151,033; Mr. Covey, $32,047; Mr. Paul, $8,891; Mr. Marshall, $26,789; and, Mr. Stief, $6,661. Unvested RSUs vest upon a termination of employment. Unvested PRSUs vest upon a termination of employment, except in the event of a termination (a) for cause by us, or (b) voluntarily by the NEO, in which case they are forfeited. RSUs are paid upon vesting. Vested PRSUs are paid by March 15 of the year following termination of employment.
Potential Payments Upon Termination or Change-in-Control
Should a NEO retire, resign, die, become disabled or otherwise terminate employment with us, the NEO would be entitled to any accrued or vested benefits. The types or categories of benefits that the NEO would be entitled to receive are described in the "Compensation Discussion and Analysis." Those accrued or vested benefits would consist primarily of any vested retirement benefits from the qualified and nonqualified retirement plans, stock appreciation rights, and any restricted stock units or performance restricted stock units. Other than as listed, no NEO is entitled to any other compensation upon termination and no NEO has a written agreement with us regarding any payment upon termination.
The following table shows the amounts that would be payable under each benefit plan as if a triggering event (i.e., retirement, death, permanent disability or certain terminations) had occurred as of December 31, 2015.
Plan Benefits--December 31, 2015 "as if" Triggering Event Occurred(1)

Name	Plan Name	Frequency	Benefit Payable Upon Triggering Event(2)
Warnke, Karl J.	SERP(3)	Annual benefit	$139,000
	Restoration Plan(3)	Annual benefit	18,000
	Match Plan	Onetime payment	252,816
	RSU(4)	Onetime payment	217,586
	PRSU(4)	Onetime payment	532,650
Covey, Patrick M.	SERP(3)	Annual benefit	$40,000
	Restoration Plan(3)	Annual benefit	1,000
	Match Plan	Onetime payment	61,080
	RSU(4)	Onetime payment	21,582
	PRSU(4)	Onetime payment	179,490
Paul, Joseph R.	SERP(3)	Annual benefit	$—
	Restoration Plan(3)	Annual benefit	—
	Match Plan	Onetime payment	18,046
	RSU(4)	Onetime payment	—
	PRSU(4)	Onetime payment	194,729
Marshall, Steven A.	SERP(3)	Annual benefit	$—
	Restoration Plan(3)	Annual benefit	2,000
	Match Plan	Onetime payment	44,594
	RSU(4)	Onetime payment	67,100
	PRSU(4)	Onetime payment	172,623
Stief, James F.	SERP(3)	Annual benefit	$15,000
	Restoration Plan(3)	Annual benefit	—
	Match Plan	Onetime payment	16,292
	RSU(4)	Onetime payment	—
	PRSU(4)	Onetime payment	143,945

(1)
Each of the plans presented is more fully described in the "Compensation Discussion and Analysis," and this table represents those benefits under our nonqualified plans that would be payable or exercisable by our NEOs if a "triggering event" occurred as of December 31, 2015, excluding options and awards that have vested as disclosed in "Option Exercises and Stock Vested" tables in this and previous Proxy Statements. For purposes of this table, a triggering event includes death, permanent disability, retirement or termination for any reason. No NEO is subject to a noncompete or confidentiality agreement or other material conditions or obligations applicable to the receipt of benefits. This table is for informational purposes only and is not indicative of actual benefits payable.

(2)
If the triggering event were a change in control, all of the benefits listed in the table would be applicable. In addition, all unvested ISO and NQSO awards would become exercisable. The value of unexercisable ISO/NQSO awards that would become exercisable for each NEO is as follows: Mr. Warnke, $69,800; Mr. Covey, $55,800; Mr. Paul, $50,760; Mr. Marshall, $37,420; and Mr. Stief, $42,460. The value of these awards is based on the number of unvested options multiplied by the difference between the exercise price and the market price at December 31, 2015. Further, in such event, all unvested SARs will become exercisable. Based on the year-end 2015 stock price less the stock price on the date of grant, the value of all vested and nonvested SARs awards that would become exercisable for each NEO is as follows: Mr. Warnke, $1,136,625; Mr. Covey, $474,565; Mr. Paul, $251,100; Mr. Marshall, $328,135; and Mr. Stief, $260,605. PRSUs issued under the current plan rules are forfeited if termination is for cause by the Company or the NEO voluntarily terminates employment with the Company.

(3)
The benefit is based on the lifetime payment option. The benefit will be reduced if a NEO chooses a different payment option. The different payment options are outlined under the "Pension Plan Information" beginning on page 26 in this Proxy Statement.

(4)	The benefit payable value is based on the number of stock units times the fair value at December 31, 2015.
2015 DIRECTOR COMPENSATION(1)

Director	Fees Earned or Paid in Cash(2)	Stock Awards	Total
Cunningham, J. Dawson	$53,250	$35,258	$88,508
Ginn, William J.	49,250	35,258	84,508
Hall, Douglas K.	57,250	35,258	92,508
Harbrecht, Sandra W.	46,250	35,258	81,508
Warfel, John E.	49,750	35,258	85,008

(1)
Mr. Warnke and Mr. Covey are employees and they do not receive any compensation as directors. Mr. Brown was not elected as a director until March 2016 and, therefore, did not receive any compensation in 2015.

(2)
Directors may elect to defer all or part of their director fees in stock equivalent units. Ms. Harbrecht and Mr. Ginn have made such an election. Stock equivalent units are calculated by dividing the fee earned by the then current market price. Stock equivalent units will subsequently be valued for payment purposes at the market price in effect on the date of payment.

The aggregate number of all vested and unvested (exercisable and unexercisable) SARs awards and option awards along with unvested Director Restricted Stock Unit ("DRSU") awards for each director, outstanding as of December 31, 2015, is set forth in the following table.

Director	SARs (Exercisable and Unexercisable)	DRSU
Cunningham, J. Dawson	6,667	4,110
Ginn, William J.	9,333	4,110
Hall, Douglas K.	9,333	4,110
Harbrecht, Sandra W.	7,110	4,110
Warfel, John E.	9,333	4,110
Compensation of Directors
The current compensation structure for nonemployee directors is designed to fairly pay directors for work required based on our size, scope and industry. The primary goal of the directors is to enhance the long-term interests of our shareholders by establishing company-wide general goals and objectives and identifying executive officers capable of carrying out those goals and objectives.
We pay directors who are not our employees a fee of $35,000 per year, which was increased in July 2015 to $37,500 per year, plus $1,000 for the first and $500 for each additional board or committee meeting attended on the same day, plus reasonably incurred travel and lodging expenses. Committee Chairs receive an additional retainer as follows: Audit Committee Chair - $8,000/year; Compensation Committee Chair - $6,000/year; and Governance Committee Chair - $5,000/year. The Chairman of the Board, if not an active employee of the Company, would receive an additional retainer of $7,500/year. Directors receive a fee of $500 for each teleconference meeting or written consent related to considering the authorization or taking of an action without a meeting, except for the Audit Committee members who receive a fee of $1,000 per teleconference meeting. Directors may defer all or part of their fees in cash or stock equivalent units until their retirement as directors.
Since 2013, each nonemployee Director receives an annual DRSU grant equal to a fixed amount of $36,000. In 2015, the annual grant, at the then-fair value price of $30.10, equaled 1,196 units awarded to each Director. The number of DRSUs associated with the award will fluctuate based on the fair value price of the Company's common shares; however, the value of $36,000 will remain constant. The award will vest over three years and vesting will accelerate upon retirement.
Equity Compensation Plan Information(1)(2)

	Number of securities to be issued upon exercise of outstanding options, SARs and stock rights	Weighted-average exercise price of outstanding options, SARs and stock rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in the second column)(3)
Equity compensation plans approved by security holders	1,691,310	$21.95	1,817,853
Equity compensation plans not approved by security holders	None	None	None

(1)
The equity compensation plans included in this table consist of stock and option awards (SARs, ISOs, NQSOs and Stock Rights) and purchases under the Employee Stock Purchase Plan granted under the 2004 or 2014 Omnibus Stock Plan, which was approved by our shareholders at our annual meeting in 2004 and 2014, respectively. The exercise price of all options and rights granted was the fair market value of the stock, as determined by our independent stock valuation firm, as of the date of the grant.

(2)	No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders.

(3)
Reflects common shares available for issuance under the 2004 or 2014 Omnibus Stock Plan, excluding securities issued or to be issued upon exercise of outstanding options and rights (SARs, ISOs, NQSOs, and Stock Rights) and purchases under the Employee Stock Purchase Plan as of December 31, 2015.

COMPANY PERFORMANCE
The following Performance Graphs compares cumulative total shareholder returns for our common shares during the last ten and five years to the Standard & Poor's 500 Stock Index (the "S&P 500") and to an index of selected peer group companies. The peer group, which is the same group used by our independent stock valuation firm, consists of: ABM Industries Incorporated; Comfort Systems USA, Inc.; Dycom Industries, Inc.; MYR Group, Inc.; Quanta Services, Inc.; Rollins, Inc.; and Scotts Miracle-Gro Company. Each of the three measures of cumulative total return assumes reinvestment of dividends.
The five-year cumulative total return graph on page 32 indicates that the Company's return line is virtually equal to the S&P 500 and 27 points above our peer group. The change in the Company's performance on the five-year graph compared to historical performance against the S&P 500 and our peer group continues to be driven by the base year starting point on the graph. The S&P 500 and our peer group value on the five-year cumulative return graph remains artificially low due to the impact of the recession. Both comparison groups experienced a significant decline in value in the late 2000's while the Company's stock increased throughout the recession. The lower starting point for the S&P 500 and our peer group allows for higher returns over the five years since they are recouping value they lost during the recession. The Company's returns remained positive during the recession; therefore, the cumulative return is not as dramatic on the five-year return graph.
In order to show a more complete and balanced comparison, we have included the ten-year cumulative total return graph, shown on page 31. As detailed on the ten-year graph, our returns have been consistently higher when compared to both the S&P 500 and the Peer Group. Over this ten-year period, our indexed returns have grown to 343 points over the base year, while our Peer Group, the closest to our return, has grown to 225 points over that same time period. We consider the ten-year cumulative total return graph to present a more accurate comparison of our results and the results of our comparators.

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Davey	100	125	154	162	165	185	200	238	273	313	343
S&P 500 Index	100	116	122	77	97	112	114	133	176	200	202
Peer Group	100	121	132	103	117	142	146	160	210	214	225

	2010	2011	2012	2013	2014	2015
Davey	100	108	128	147	169	185
S&P 500 Index	100	102	118	157	178	181
Peer Group	100	102	112	148	150	158

INDEPENDENT AUDITORS
For 2015, we engaged Ernst & Young LLP as our independent auditors to act as the principal accountant to audit our consolidated financial statements and internal control over financial reporting. The Board of Directors and its Audit Committee participated in and approved the engagement of our principal independent auditors, Ernst & Young.
Fees and Other Matters
Under the Audit Committee's charter, the Committee is required to give advance approval of any nonaudit services to be performed by the principal independent auditors, provided that such services are not otherwise prohibited by law or regulation. There is no de minimis exception to the Committee's preapproval procedures. The Committee may delegate the responsibility for this approval to one or more of its members, so long as the members report any such approvals to the full Committee at its next meeting. Such delegation procedures are presently in place. In addition, the Committee has also set specific limits on the amount of such services which we would obtain from Ernst & Young and requires management to report the specific engagement to the Committee at its next meeting.

The aggregate fees billed to us for professional services rendered by our independent auditors for each year of the two-year period ended December 31of the year indicated was:

Type of Fees	2015	2014
Audit fees	$595,000	$583,800
Audit-related fees	42,800	43,200
Tax fees	176,200	105,887
All other fees	—	—
	$814,000	$732,887
In the above table, "audit fees" are fees we paid our independent auditors for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, audits of subsidiaries, reviews of financial statements included in our Forms 10-Q, and for services related to their audit of our internal control over financial reporting. "Audit-related fees" are fees for audits of employee benefit plan financial statements and other assurance services and "tax fees" are for tax compliance, tax advice and tax planning.
The components of the audit fees were as follows:

Audit Fees	2015	2014
Annual financial statements	$375,000	$366,300
Reviews of interim financial statements in Forms 10-Q	55,000	50,000
Section 404(b) Sarbanes-Oxley Act	165,000	167,500
	$595,000	$583,800
At the Annual Meeting
Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available to respond to appropriate questions from our shareholders.
REPORT OF THE AUDIT COMMITTEE
Management has the primary responsibility for the integrity of the Company's audited consolidated financial statements and the financial reporting process, including the system of internal control over financial reporting.
Ernst & Young LLP, the Company's principal independent auditor, is responsible for conducting independent audits of the Company's consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and expressing an opinion on the consolidated financial statements and the effectiveness of internal controls over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and the principal independent auditor.
As part of its oversight responsibility, the Committee has reviewed and discussed the audited consolidated financial statements, and the results of management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent auditor's audit of internal control over financial reporting with management and Ernst & Young. The Committee reviewed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standards AS 1301, "Communication with Audit Committees," and such other matters as the Committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the Committee received the written disclosures and the letter from Ernst & Young to the Committee required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Committee concerning independence, and discussed with Ernst & Young their independence from the Company and its management.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the 2015 audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the U.S. Securities and Exchange Commission.
By the Audit Committee of the Board of Directors: J. Dawson Cunningham, William J. Ginn, Douglas K. Hall (Chair) and Sandra W. Harbrecht.

GENERAL
Voting at the Meeting
Shareholders of record at the close of business on March 17, 2016 are entitled to notice and to vote at the annual meeting of shareholders. On that date, a total of 13,291,062 of our common shares were outstanding and entitled to vote. Each of our common shares is entitled to one vote.
Each shareholder has the right to vote cumulatively if any shareholder gives notice in writing to our President, any Vice President or our Secretary at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving notice. If cumulative voting is in effect, shareholders will be entitled to cast a number of votes equal to the number of shares voting multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one nominee or distribute them among several nominees, as that shareholder sees fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.
For Proposal One, under Ohio law, directors are elected by a plurality of the votes of our shareholders present at a meeting at which a quorum is present, and proposals are adopted or approved by the vote of a specified percentage of our voting power. Abstentions, but not non-votes, are counted towards quorum and tabulated in determining the votes present at the meeting. Consequently, except as provided in the 401KSOP and ESOP Plan, withhold and nonvotes will not have any effect on Proposal One.
If a nominee listed on page 2 or 3 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board of Directors has no reason to believe that this will occur.
Other than as presented in this Proxy Statement, the Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the person named in the proxy card will vote on these matters in accordance with his or her best judgment.
Shareholder Proposals
Any shareholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to us on or before December 5, 2016. Additionally, a shareholder may submit a proposal for consideration at next year's Annual Meeting of Shareholders, but not for inclusion in next year's Proxy Statement, if that proposal is submitted on or before February 18, 2017.
Expenses of Requesting Proxies
We will bear the expense of preparing, printing, and making available this Notice of Annual Meeting and Proxy Statement. As set out in our "Important Notice Regarding the Availability of Proxy Materials" mailed to shareholders on or about April 4, 2016, our shareholders may view and print proxy materials by accessing our Internet website at www.davey.com or request proxy materials by telephone, e-mail or in person. We will ask custodians, nominees, and fiduciaries to send proxy materials to beneficial owners in order to obtain voting instructions and will, upon request, reimburse them for their reasonable expenses for mailing the proxy materials.
Annual Report and Form 10-K
Our Annual Report to Shareholders, including summary financial information for the year ended December 31, 2015, will be mailed to our shareholders of record and beneficial owners with their individual proxy cards. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, our 2015 Annual Report, our Proxy Statement, Notice letter and blank proxy cards are available on our Internet website at www.davey.com.

For the Board of Directors

/s/Joseph R. Paul
JOSEPH R. PAUL
Secretary
April 4, 2016

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN YOUR PROXY.

PROXY
The Davey Tree Expert Company
Annual Meeting of Shareholders to be held on May 17, 2016
This Proxy is solicited by the Board of Directors.
At the Annual Meeting of Shareholders to be held May 17, 2016, and at any adjournment or postponement thereof, Christopher J. Bast, Dan A. Joy, Steven A. Marshall, Joseph R. Paul, James F. Stief, and Nicholas R. Sucic, and each of them, with full power of substitution in each, are hereby authorized to represent me and to vote my shares on the following:

1.
Elect three directors to the class to serve for a three-year term of office expiring at the Company's 2019 Annual Meeting of Shareholders. The nominees for the Board of Directors are: William J. Ginn, Douglas K. Hall and John E. Warfel.
		☐ For	☐ Withhold
Instruction: On the line below, write the name of any nominee for whom authority to vote is withheld. This Proxy cannot be voted for a greater number of persons than the number of nominees named.
___________________________________________________________________________

2.	Any other matter that may properly come before the meeting.
The Board of Directors recommends that you vote to elect the nominees listed.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If cumulative voting is in effect, shares represented by each properly executed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

Control #:	Shares:

Date

Sign here exactly as your name appears on the proxy notice.

Joint Owner, if any, sign here exactly as your name appears on this card.
Sign, date and mail this Proxy in the postage-paid envelope provided to:

The Davey Tree Expert Company
Attn: PROXY
1500 N Mantua Street
PO Box 5193
Kent, OH 44240-9974

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY. THANK YOU

PROXY
The Davey Tree Expert Company
Annual Meeting of Shareholders to be held on May 17, 2016
This voting instruction is solicited by Argent Trust Company (the "Trustee") as trustee of The Davey 401KSOP and ESOP (the "Plan").
To Argent Trust Company, Trustee of The Davey 401KSOP and ESOP: As a participant, and a named fiduciary in the Plan, I hereby direct the Trustee to vote in person or by proxy at the Annual Meeting of Shareholders to be held May 17, 2016, and at any adjournment or postponement thereof, as shown below.

1.
Elect three directors to the class to serve for a three-year term of office expiring at the Company's 2019 Annual Meeting of Shareholders. The nominees for the Board of Directors are: William J. Ginn, Douglas K. Hall and John E. Warfel.
		☐ For	☐ Withhold
Instruction: On the line below, write the name of any nominee for whom authority to vote is withheld. This Proxy cannot be voted for a greater number of persons than the number of nominees named.
___________________________________________________________________________

2.	Any other matter that may properly come before the meeting.
The Board of Directors recommends that you vote to elect the nominees listed.
(Instruction: Check one or both boxes)
☐ I direct the Trustee to vote the shares allocated to my account as of the record date in accordance with this voting instruction card.
☐ I direct the Trustee to vote the proportionate number of “nondirected” shares (shares allocated to other participants in the Plan for which the Trustee does not receive voting instructions) for which I may give voting instructions under the terms of the Plan in accordance with this voting instruction card.
This voting instruction card, when properly executed and timely received, will be voted in the manner directed herein. If the Trustee does not receive this card by May 16, 2016, your shares will be voted, as provided in the Plan, proportionately in accordance with directions received from other participants in the Plan. If you wish to vote the “nondirected” shares differently from the shares allocated to your account, you may do so by requesting a separate voting instruction card from the Trustee at Argent Trust Company, Attn: Susan M. Longmire, 1100 Abernathy Road, 500 Northpark, Suite 550, Atlanta, GA 30328
.

Control #:	Shares:

Date

Sign here exactly as your name appears on the proxy notice.

Joint Owner, if any, sign here exactly as your name appears on this card.
Sign, date and mail this Proxy in the postage-paid envelope provided to:

The Davey Tree Expert Company
c/o Alliance Shareholder
PO Box 1942
South Hackensack, NJ 07606-9986

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY. THANK YOU